Exhibit 99.1

EXPLANATORY NOTE

On May 8, 2006, Unifi, Inc. (the “Company”), announced that it was commencing a private placement (the “Offering”) of $225.0 million in aggregate principal amount of its senior secured notes due 2014 (the “Notes”).

As previously announced, on April 28, 2006, the Company commenced a tender offer for all of its outstanding $250.0 million in aggregate principal amount of its 6 1/2% senior unsecured notes due 2008, which are referred to as the “2008 notes,” simultaneously with a consent solicitation from the holders of the 2008 notes to remove substantially all of the restrictive covenants and certain events of default under the indenture for the 2008 notes.

Concurrently with the Offering, the Company intends to amend its existing senior secured asset-based revolving credit facility, which is referred to as the “old revolving credit facility,” to extend its maturity to 2011, permit the Offering, give the Company the option to increase the facility by an additional $50.0 million under certain circumstances and revise some of its other terms and covenants.

The Offering, the tender offer for the 2008 notes described above, the execution of the amended revolving credit facility and the use of proceeds from the Offering and cash on hand to pay the consideration in the tender offer and all fees and expenses associated therewith are collectively referred to throughout this Report as the “refinancing transactions.”

The information included in this Exhibit 99.1 does not constitute an offer to sell or the solicitation of an offer to buy any securities. The information included in this Exhibit 99.1 speaks only as of May 9, 2006 and the Company does not undertake any obligation to update such information unless required by law.

Unless otherwise specified in this Report or the context requires otherwise, references in this Report to the “Company” or “Unifi” or “we,” “us,” or “our” refers to Unifi, Inc. and its direct and indirect subsidiaries on a consolidated basis.

NON-GAAP FINANCIAL MEASURES

EBITDA and adjusted EBITDA and the related ratios presented in this Report are supplemental measures of our performance and ability to service debt that are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America, or GAAP. Our EBITDA measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity.

EBITDA represents net loss before interest, taxes, depreciation and amortization and loss or income from discontinued operations. Adjusted EBITDA represents EBITDA further adjusted as described in footnote 1 to “Summary Historical Financial Data.” We present EBITDA and adjusted EBITDA because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry and in measuring the ability of “high-yield” issuers to meet debt service obligations.

In evaluating our EBITDA measures, you should be aware that in the future we may incur expenses such as those used in calculating our EBITDA measures. Our presentation of our EBITDA measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

Our EBITDA measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•	they do not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, our working capital needs;

•	they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and our EBITDA measures do not reflect any cash requirements for such replacements;

•	they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;

•	they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;

•	they do not reflect limitations on or costs related to transferring earnings from our subsidiaries to us; and

•	other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, our EBITDA measures should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations, including those under the Notes. You should compensate for these limitations by relying primarily on our GAAP results and using our EBITDA measures only supplementally. See our consolidated financial statements.

PRESENTATION OF FINANCIAL INFORMATION

Our fiscal year is a 52 or 53 week fiscal year which ends on the last Sunday in June. Each 52 week fiscal year is divided into four periods of 13 weeks. Each 53 week fiscal year is divided into four periods of 13, 13, 13 and 14 weeks. In this Report, “fiscal year 2006” is the fiscal year ending June 25, 2006, “fiscal year 2005” is the fiscal year ended June 26, 2005, “fiscal year 2004” is the fiscal year ended June 27, 2004 and “fiscal year 2003” is the fiscal year ended June 29, 2003. Our fiscal years 2005, 2004 and 2003 were comprised of 52 weeks.

In July 2004, we announced the closing of our European manufacturing operations and associated sales offices. We ceased operating our dyed facility in Manchester, England, in June 2004 and ceased our manufacturing operations in Ireland in October 2004. We ceased all other European operations by June 2005 and sold the real property, plant and equipment of our European division in fiscal years 2005 and 2006. In July 2005, we announced that we had decided to exit the sourcing business and, as of the end of the third quarter of fiscal year 2006, we had substantially liquidated the business. Accordingly, Unifi’s consolidated financial statements have been restated to present these operations as discontinued operations for all periods presented.

MARKET SHARE, RANKING AND OTHER DATA

When we make statements in this Report about our industry or our position in our industry, we are making statements of our belief. These beliefs are based on data from various sources (including independent industry publications, reports by market research firms, surveys and forecasts), on estimates and assumptions that we have made based on that data and other sources and our knowledge of the markets for our products. While we believe our third party sources are reliable, we have not independently verified market and industry data provided by third parties. Accordingly, we cannot assure you that any of these assumptions are accurate or that our assumptions correctly reflect our position in our industry.

TRADEMARKS

We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Each trademark, trade name or service mark of any other company appearing in this Report belongs to its holder. Use or display by us of other parties’ trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the trademark, trade name or service mark owner.

FORWARD-LOOKING STATEMENTS

This Report includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. They may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will,” or words or phrases of similar meaning. They may relate to, among other things, the risks described under the caption “Risk Factors” and:

•	the competitive nature of the textile industry and the impact of worldwide competition;

•	changes in the trade regulatory environment and governmental policies and legislation;

•	the availability, sourcing and pricing of raw materials;

•	general domestic and international economic and industry conditions in markets where we compete, such as recession and other economic and political factors over which we have no control;

•	changes in consumer spending, customer preferences, fashion trends and end-uses;

•	our ability to reduce production costs;

•	changes in currency exchange rates, interest and inflation rates;

•	the financial condition of our customers;

•	technological advancements and the continued availability of financial resources to fund capital expenditures;

•	the operating performance of joint ventures, alliances and other equity investments;

•	the impact of environmental, health and safety regulations; and

•	employee relations.

These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties that may cause actual results to differ materially from trends, plans or expectations set forth in the forward-looking statements. These risks and uncertainties may include those discussed above or in “Risk Factors.” New risks can emerge from time to time. It is not possible for us to predict all of these risks, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in forward-looking statements. We will not update these forward-looking statements, even if our situation changes in the future, except as required by federal securities laws.

SUMMARY HISTORICAL FINANCIAL DATA

The summary historical financial data set forth below for each of the fiscal years ended June 26, 2005, June 27, 2004 and June 29, 2003 have been derived from, and should be read together with, our audited historical consolidated financial statements and the accompanying notes included therein. The summary historical financial data set forth below for the nine months ended March 26, 2006 and March 27, 2005 and as of March 26, 2006 are derived from, and should be read together with, our unaudited condensed consolidated financial statements and the accompanying notes included therein. The summary historical financial data for the twelve months ended March 26, 2006 have been derived by adding the financial data from our audited historical consolidated financial statements for the fiscal year ended June 26, 2005 to the financial data from our unaudited historical condensed consolidated financial statements for the nine months ended March 26, 2006 and subtracting the financial data from our unaudited historical condensed consolidated financial statements for the nine months ended March 27, 2005, and should be read together with our audited historical consolidated financial statements and unaudited historical condensed consolidated financial statements, and the respective accompanying notes included therein. In the opinion of management, all adjustments considered necessary for a fair presentation have been included in the interim results and financial position as of March 26, 2006 and for the nine months ended March 26, 2006 and March 27, 2005. The results of operations for the nine months ended March 26, 2006 and March 27, 2005 and the twelve months ended March 26, 2006 are not necessarily indicative of the results to be expected for the full year or for any future period. All of the historical financial data should also be read in conjunction with “Selected Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Fiscal Years Ended			Nine Months Ended		Twelve Months Ended March 26, 2006
	June 26, 2005	June 27, 2004	June 29, 2003	March 26, 2006	March 27, 2005
	(in thousands)
Statements of operations data:
Net sales	$793,796	$666,383	$747,681	$555,617	$593,368	$756,045
Cost of sales	762,717	625,983	675,829	524,707	563,379	724,045
Selling, general and administrative expenses	42,211	45,963	48,182	31,132	30,548	42,795
Provision for bad debts	13,172	2,389	3,812	1,349	5,039	9,482
Interest expense	20,575	18,698	19,736	14,044	15,214	19,405
Interest income	(2,152)	(2,152)	(1,420)	(3,587)	(1,351)	(4,388)
Other (income) expense, net	(2,300)	(2,590)	(115)	(2,544)	(1,247)	(3,597)
Equity in (earnings) losses of unconsolidated affiliates	(6,938)	6,877	(10,728)	(1,278)	(6,285)	(1,931)
Minority interest (income) expense	(530)	(6,430)	4,769	—	(444)	(86)
Restructuring charges (recovery)	(341)	8,229	10,597	29	—	(312)
Arbitration costs and expenses	—	182	19,185	—	—	—
Alliance plant closure costs (recovery)	—	(206)	(3,486)	—	—	—
Write-down of long-lived assets	603	25,241	—	2,315	—	2,918
Goodwill impairment	—	13,461	—	—	—	—

Loss from continuing operations before income taxes and extraordinary item	(33,221)	(69,262)	(18,680)	(10,550)	(11,485)	(32,286)
Benefit for income taxes	(13,483)	(25,113)	(2,590)	(1,023)	(4,163)	(10,343)

Loss from continuing operations before extraordinary item	(19,738)	(44,149)	(16,090)	(9,527)	(7,322)	(21,943)
Income (loss) from discontinued operations, net of tax	(22,644)	(25,644)	(11,087)	556	(26,251)	4,163

Loss before extraordinary item	(42,382)	(69,793)	(27,177)	(8,971)	(33,573)	(17,780)
Extraordinary gain—net of taxes of $0	1,157	—	—	—	1,342	(185)

Net loss	$(41,225)	$(69,793)	$(27,177)	$(8,971)	$(32,231)	$(17,965)

	Fiscal Years Ended			Nine Months Ended		Twelve Months Ended March 26, 2006
	June 26, 2005	June 27, 2004	June 29, 2003	March 26, 2006	March 27, 2005
	(in thousands)
Other financial data:
EBITDA(1)	$37,901	$3,510	$61,909	$36,818	$41,364	$33,355
Adjusted EBITDA(1)	52,675	56,968	77,900	40,761	45,273	48,163
Depreciation and amortization	51,542	56,226	62,273	36,911	37,645	50,808
Capital expenditures	(9,422)	(11,124)	(22,996)	(9,767)	(5,890)	(13,299)
Net cash provided by (used in) continuing operations:
Operating activities	28,785	11,380	87,056	23,202	(23,260)	75,247
Investing activities	(4,691)	(5,777)	(11,222)	(34,468)	541	(39,700)
Financing activities	82	(8,467)	(29,929)	(24,130)	(2,444)	(21,604)

	As of March 26, 2006
	Actual	As Adjusted(2)
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$88,423	$54,823
Property, plant and equipment	960,506	960,506
Investments in unconsolidated affiliates	191,191	191,191
Total assets	795,157	767,890
Total debt	268,176	243,549
Total liabilities	407,110	381,480
Total shareholders’ equity	388,047	386,410

As of and for the Twelve Months Ended March 26, 2006 As Adjusted(2)
(dollars in thousands)
Selected financial data and ratios:
Net debt(3)	$188,726
Interest expense, net	21,181
Ratio of adjusted EBITDA to interest expense(1)	2.3x
Ratio of net debt to adjusted EBITDA(1)(3)	3.9x

(1)	EBITDA represents net loss before interest, taxes, depreciation and amortization and loss or income from discontinued operations. We prepare adjusted EBITDA by adjusting EBITDA to eliminate the impact of the following items, which we do not consider indicative of our ongoing operating performance: income (loss) from equity affiliates (net of cash dividends), restructuring charges and (recovery), non-cash asset impairment charges, non-cash loss on obsolete inventory, non-cash compensation expense, gains or losses from hedging activities, gains on asset sales and non-cash accounts receivable write-offs associated with the bankruptcy of Collins & Aikman Corporation. We present EBITDA and adjusted EBITDA as supplemental measures of our performance and ability to service debt. We also present EBITDA and adjusted EBITDA because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry and in measuring the ability of “high-yield” issuers to meet debt service obligations. We believe EBITDA and adjusted EBITDA are appropriate supplemental measures of debt service capacity, because cash expenditures on interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up; depreciation and amortization are non-cash charges. You are encouraged to evaluate each adjustment and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of EBITDA and adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our EBITDA measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity. See “Non-GAAP Financial Measures” for a discussion on the limitations of EBITDA and adjusted EBITDA as analytical tools.

The following table presents our calculation of EBITDA and adjusted EBITDA reconciled to net loss:

	Fiscal Years Ended			Nine Months Ended		Twelve Months Ended March 26, 2006
	June 26, 2005	June 27, 2004	June 29, 2003	March 26, 2006	March 27, 2005
	(in thousands)
Net loss	$(41,225)	$(69,793)	$(27,177)	$(8,971)	$(32,231)	$(17,965)
Net interest expense	18,423	16,546	18,316	10,457	13,863	15,017
Depreciation and amortization	51,542	56,226	62,273	36,911	37,645	50,808
Income taxes	(13,483)	(25,113)	(2,590)	(1,023)	(4,163)	(10,343)
Loss (income) from discontinued operations(a)	22,644	25,644	11,087	(556)	26,250	(4,162)

EBITDA	37,901	3,510	61,909	36,818	41,364	33,355
Income (loss) from equity affiliates, net of cash dividends(b)	4,188	10,042	8,340	852	3,715	1,325
Restructuring charges (recovery)(c)	(341)	8,023	7,111	29	—	(312)
Non-cash asset impairment charges(d)	603	38,702	—	2,315	—	2,918
Non-cash loss on obsolete inventory(e)	3,126	—	—	—	—	3,126
Non-cash compensation expense	81	192	573	421	65	437
Hedging (gain) loss(f)	(1,067)	548	(33)	326	129	(870)
Gain on sale of assets(g)	—	(4,049)	—	—	—	—
Non-cash accounts receivable write-off(h)	8,184	—	—	—	—	8,184

Adjusted EBITDA	$52,675	$56,968	$77,900	$40,761	$45,273	$48,163

(a)	In July 2004, we announced the closing of our European manufacturing operations and associated sales offices. We ceased operating our dyed facility in Manchester, England, in June 2004 and ceased our manufacturing operations in Ireland in October 2004. We ceased all other European operations by June 2005 and sold the real property, plant and equipment of our European division in fiscal years 2005 and 2006. In July 2005, we announced that we had decided to exit the sourcing business and, as of the end of the third quarter of fiscal year 2006, we had substantially liquidated the business.
(b)	Represents the elimination of net income or loss from equity investees, net of cash dividends received from such equity investees. Cash dividends received in fiscal years 2005, 2004 and 2003, the nine months ended March 26, 2006 and March 27, 2005 and the twelve months ended March 26, 2006 were $11.1 million, $3.2 million, $19.1 million, $2.1 million, $10.0 million and $3.3 million, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Joint Ventures and Other Equity Investments.”
(c)	Represents restructuring charges and recoveries in connection with:
•	in the fourth quarter of fiscal year 2005, the recovery of a restructuring reserve taken in fiscal year 2001 relating to the closure of a facility related to our alliance with E.I. DuPont de Nemours, or DuPont.
•	in fiscal year 2004, employee severance costs related to domestic restructuring efforts and the closure of our air-jet texturing facility in Altamahaw, NC; and
•	in fiscal year 2003, severance and employee-related costs arising from a global restructuring of our business and an associated workforce reduction.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Corporate Restructurings” and “—Recent Developments and Outlook.”

(d)	Represents non-cash impairment charges with respect to:
•	in fiscal year 2005, the writedown of 166 machines held by our nylon business in connection with their sale; and
•	in fiscal year 2004, the writedown of $13.5 million of goodwill related to Unifi Textured Polyester, LLC, a domestic polyester joint venture, and a $25.2 million impairment of fixed assets in our domestic polyester segment.

See Note 14 to our audited consolidated financial statements.

(e)	In the fourth quarter of fiscal year 2005, we reduced our inventories, including certain slow-moving items, in order to improve our cash position and reduce our working capital requirements. This item represents the difference between the carrying value of such slow-moving inventory and the sales price that was realized.
(f)	Relates to gains and losses relating to the purchase of raw materials and foreign currency hedging activities in the ordinary course of business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosure About Market Risk.”
(g)	Relates to the sale of a corporate aircraft.
(h)	Represents a non-cash, non-recurring charge relating to the write-off of accounts receivable of Collins & Aikman Corporation in connection with the bankruptcy of Collins & Aikman. Our bad debt expense for fiscal years 2005, 2004 and 2003 and for the nine months ended March 26, 2006 and March 27, 2005 was $13.2 million, $2.4 million, $3.8 million, $1.3 million and $5.0 million, respectively. For the twelve months ended March 26, 2006, our bad debt expense was $9.5 million. Excluding the bad debt expense of $8.2 million associated with the bankruptcy of Collins & Aikman, our bad debt expense for fiscal year 2005 and the twelve months ended March 26, 2006 would have been $5.0 million and $1.3 million, respectively.

(2)	As adjusted to give effect to the refinancing transactions.

(3)	Net debt represents total debt less cash and cash equivalents.

RISK FACTORS

The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occur, our business, financial condition and/or operating results could be materially adversely affected.

Risks Related to Our Capital Structure

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under our indebtedness.

We will continue to have substantial indebtedness after the completion of our proposed refinancing transactions. As of March 26, 2006, we had a total of $268.2 million of debt outstanding. As of March 26, 2006, after giving effect to the refinancing transactions, we would have had total indebtedness of $243.5 million.

Our outstanding indebtedness could have important consequences, including the following:

•	our high level of overall indebtedness could make it more difficult for us to satisfy our obligations with respect to each individual issue of our indebtedness;

•	the restrictions imposed on the operation of our business may hinder our ability to take advantage of strategic opportunities to grow our business;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

•	we must use a substantial portion of our cash flow from operations to pay interest on our indebtedness, which will reduce the funds available to us for operations and other purposes;

•	our high level of indebtedness could place us at a competitive disadvantage compared to our competitors that may have proportionately less debt;

•	our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited; and

•	our high level of indebtedness makes us more vulnerable to economic downturns and adverse developments in our business.

Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations or prospects.

Despite our current indebtedness levels, we may still be able to incur substantially more debt. This could exacerbate further the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. The terms of our proposed future indebtedness will restrict, but will not completely prohibit, us from doing so. We expect that our amended revolving credit facility will permit up to $100.0 million of borrowings, which could be increased to $150.0 million at our election under certain circumstances, with a borrowing base specified in the credit facility as equal to specified percentages of eligible accounts receivable and inventory. See “Description of Other Indebtedness—Amended Revolving Credit Facility.” In addition, the agreements governing our other proposed indebtedness will allow us to incur certain other additional debt and will not prevent us from incurring other liabilities that do not constitute indebtedness. If new debt or other liabilities are added to our current debt levels, the related risks that we now face could intensify.

We will require a significant amount of cash to service our indebtedness, and our ability to generate cash depends on many factors beyond our control.

For the twelve months ended March 26, 2006, after giving effect to the refinancing transactions, interest expense, net, would have been $21.2 million. Following the refinancing transactions, our principal sources of liquidity will be cash flow generated from operations and borrowings under our amended revolving credit facility. Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not generate cash flow from operations, and future borrowings may not be available to us under our amended revolving credit facility in an amount sufficient to enable us to pay our indebtedness and to fund our other liquidity needs. If we are not able to generate sufficient cash flow or borrow under our amended revolving credit facility for these purposes, we may need to refinance or restructure all or a portion of our indebtedness on or before maturity, reduce or delay capital investments or seek to raise additional capital. We may not be able to implement one or more of these alternatives on terms acceptable to us, or at all. The terms of our existing or future debt agreements may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve any of these alternatives could materially adversely affect the value of our securities.

In addition, without such refinancing, we could be forced to sell assets to make up for any shortfall in our payment obligations under unfavorable circumstances. Our amended revolving credit facility and the agreements governing our other proposed indebtedness will limit our ability to sell assets and will also restrict the use of proceeds from any such sale. Furthermore, our indebtedness will be secured by substantially all of our assets. Therefore, we may not be able to sell our assets quickly enough or for sufficient amounts to enable us to meet our debt service obligations.

We expect our amended revolving credit facility and the agreements governing our other proposed indebtedness will impose significant operating and financial restrictions, which may prevent us from pursuing certain business opportunities and taking certain actions.

We expect our amended revolving credit facility and the agreements governing our other proposed indebtedness will impose significant operating and financial restrictions on us. These restrictions will limit or prohibit, among other things, our ability to:

•	incur and guarantee indebtedness or issue preferred stock;

•	repay subordinated indebtedness prior to its stated maturity;

•	pay dividends or make other distributions on or redeem or repurchase our stock;

•	issue capital stock;

•	make certain investments or acquisitions;

•	create liens;

•	sell certain assets or merge with or into other companies;

•	enter into certain transactions with stockholders and affiliates;

•	make capital expenditures; and

•	restrict dividends, distributions or other payments from our subsidiaries.

You should read the discussion under the heading “Description of Other Indebtedness—Amended Revolving Credit Facility.”

In addition, we expect that our amended revolving credit facility will also require us to meet a minimum fixed charge ratio test if borrowing capacity is less than $25.0 million at any time during the quarter and will restrict our ability to make capital expenditures or prepay certain other debt. We may not be able to maintain this ratio. These restrictions could limit our ability to plan for or react to market conditions or meet our capital needs. We may not be granted waivers or amendments to our amended revolving credit facility if for any reason we are unable to meet its requirements, or we may not be able to refinance our debt on terms acceptable to us, or at all.

The breach of any of these covenants or restrictions could result in a default under the agreements governing our indebtedness. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable.

Risks Related to Our Business

We face intense competition from a number of domestic and foreign yarn producers and importers of textile and apparel products.

Our industry is highly competitive. We compete not only against domestic and foreign yarn producers, but also against importers of foreign sourced fabric and apparel into the United States and other countries in which we do business. Our major regional competitors are Nanya’s Plastics Corp. of America, Dillon Yarn Company, Inc., O’Mara, Inc., Spectrum Yarns, Inc., or “Spectrum,” KOSA and AKRA, S.A. de C.V. in the polyester yarn segment and Sapona Manufacturing Company, Inc., McMichael Mills, Inc. and Worldtex, Inc. in the nylon yarn segment. The importation of garments and fabrics from lower wage-based countries and overcapacity throughout the world has resulted in lower net sales, gross profits and net income for both our polyester and nylon segments. The primary competitive factors in the textile industry include price, quality, product styling and differentiation, flexibility of production and finishing, delivery time and customer service. The needs of particular customers and the characteristics of particular products determine the relative importance of these various factors. Because we, and the supply chain in which we operate, do not typically operate on the basis of long-term contracts with textile and apparel customers, these competitive factors could cause our customers to rapidly shift to other producers. A large number of our foreign competitors have significant competitive advantages over us, including lower labor costs, lower raw materials and energy costs and favorable currency exchange rates against the U.S. dollar. If any of these advantages increase, our products could become less competitive, and our sales and profits may decrease as a result. In addition, while traditionally these foreign competitors have focused on commodity production, they are now increasingly focused on value-added products, where we continue to generate higher margins. Competitive pressures may also intensify as a result of the gradual elimination of quotas and the potential elimination of duties. See “—Changes in the trade regulatory environment could weaken our competitive position dramatically and have a material adverse effect on our business, net sales and profitability.” We, and the supply chain in which we operate, may therefore not be able to continue to compete effectively with imported foreign-made textile and apparel products, which would materially adversely affect our business, financial condition, results of operations or cash flows.

Changes in the trade regulatory environment could weaken our competitive position dramatically and have a material adverse effect on our business, net sales and profitability.

A number of sectors of the textile industry in which we sell our products, particularly apparel and home furnishings, are subject to intense foreign competition. Other sectors of the textile industry in which we sell our products may in the future become subject to more intense foreign competition. There are currently a number of trade regulations, quotas and duties in place to protect the U.S. textile industry against competition from low-priced foreign producers, such as China. Changes in such trade regulations, quotas and duties may make our products less attractive from a price standpoint than the goods of our competitors or the finished apparel products of a competitor in the supply chain, which could have a material adverse effect on our business, net sales and profitability. In addition, increased foreign capacity and imports that compete directly with our products could have a similar effect. Furthermore, one of our key business strategies is to expand our business within countries that are parties to free-trade agreements with the United States. Any relaxation of duties or other trade protections with respect to countries that are not parties to those free-trade agreements could therefore decrease the importance of the trade agreements and have a material adverse effect on our business, net sales and profitability. See “Business—Trade Regulation.”

The significant price volatility of many of our raw materials and rising energy costs may result in increased production costs, which we may not be able to pass on to our customers, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

A significant portion of our raw materials are petroleum-based chemicals and a significant portion of our costs are energy costs. The prices for petroleum and petroleum-related products and energy costs are volatile and have recently increased significantly. While we frequently enter into raw material supply agreements, as is the general practice in our industry, these agreements typically provide for formula-based pricing. Therefore, our supply agreements provide only limited protection against price volatility. As a result, our production costs have increased significantly in recent times. While we have in the past matched cost increases with corresponding product price increases, we may not always be able to immediately raise product prices, and, ultimately, pass on underlying cost increases to our customers. We have in the past lost, and we expect that we will continue to lose, customers to our competitors as a result of these price increases. In addition, our competitors may be able to obtain raw materials at a lower cost than we are due to market regulations. Additional raw material and energy cost increases that we are not able to fully pass on to customers or the loss of a large number of customers to competitors as a result of price increases could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We depend upon limited sources for raw materials, and interruptions in supply could increase our costs of production and cause our operations to suffer.

We depend on a limited number of third parties for certain of our raw material supplies, such as polyester polymer beads, or “chip,” terephthalic acid, or “TPA,” and monoethylene glycol, or “MEG.” Although alternative sources of raw materials exist, we may not continue to be able to obtain adequate supplies of such materials on acceptable terms, or at all, from other sources when our existing supply agreements expire. In addition, we have in the past and may in the future experience interruptions or limitations in the supply of our raw materials, which would increase our product costs and could have a material adverse effect on our business, financial condition, results of operations or cash flows. For example, in the Louisiana area in 2005, Hurricane Katrina created shortages in the supply of paraxlyene, a feedstock used in polymer production, because refineries diverted production to mixed xylene to increase the supply of gasoline. As a result, supplies of paraxlyene were reduced, and prices increased. Additionally, five of the six refineries in Texas that produce MEG shut down, including the supplier to our Kinston operation due to Hurricane Rita. The supply of MEG was reduced, and prices increased as well. These disruptions had an adverse effect on our net sales and product costs. Any future disruption or curtailment in the supply of any of our raw materials could cause us to reduce or cease our production in general or require us to increase our pricing, which could have a material adverse effect on our business, financial condition, results of operations or cash flows. See “—The significant price volatility of many of our raw materials and rising energy costs may result in increased production costs, which we may not be able to pass on to our customers, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.”

A decline in general economic or political conditions and changes in consumer spending could cause our sales and profits to decline.

Our products are used in the production of fabrics primarily for the apparel, hosiery, home furnishing, automotive, industrial and other similar end-use markets. Demand for furniture and durable goods, such as automobiles, is often affected significantly by economic conditions. Demand for a number of categories of apparel also tends to be tied to economic cycles. Domestic demand for textile products therefore tends to vary with the business cycles of the U.S. economy as well as changes in global economic and political conditions. Future armed conflicts, terrorist activities or natural disasters in the United States or abroad and any consequent actions on the part of the U.S. government and others may cause general economic conditions in the United States to deteriorate or otherwise reduce U.S. consumer spending. A decline in general economic conditions or consumer confidence may also lead to significant changes to inventory levels and, in turn, replenishment orders placed with suppliers. These changing demands ultimately work their way through the supply chain and could adversely affect demand for our products and have a material adverse effect on our business, net sales and profitability.

Failure to successfully reduce our production costs may adversely affect our financial results.

A significant portion of our strategy relies upon our ability to successfully rationalize and improve the efficiency of our operations. In particular, our strategy relies on our ability to reduce our production costs in order to remain competitive. Over the past three years, we have consolidated multiple unprofitable businesses and production lines in an effort to match operating rates to the market; reduced overhead and supply costs; focused on optimizing the product mix amongst our reorganized assets; and made significant capital expenditures to more completely automate our production facilities, lessen the dependence on labor and decrease waste. If we are not able to continue to successfully implement cost reduction measures, or if these efforts do not generate the level of cost savings that we expect going forward or result in higher than expected costs, there could be a material adverse effect on our business, financial condition, results of operations or cash flows.

Changes in customer preferences, fashion trends and end-uses could have a material adverse effect on our business, net sales and profitability and cause inventory build-up if we are not able to adapt to such changes.

The demand for many of our products depends upon timely identification of consumer preferences for fabric designs, colors and styles. In the apparel sector, a failure by us or our customers to identify fashion trends in time to introduce products and fabrics consistent with those trends could reduce our sales and the acceptance of our products by our customers and decrease our profitability as a result of costs associated with failed product introductions and reduced sales. Our nylon segment has been adversely affected by changing customer preferences that have reduced demand for sheer hosiery products. In all sectors, changes in customer preferences or specifications may cause shifts away from products we provide, which can also have an adverse effect on our business, net sales and profitability.

We have significant foreign operations, and our results of operations may be adversely affected by currency fluctuations.

We have a significant operation in Brazil, operations in Colombia and joint ventures in China and Israel. We serve customers in Canada, Mexico, Israel and various countries in Europe, Central America, South America and South Africa. Foreign operations are subject to certain political, economic and other uncertainties not encountered by our domestic operations that can materially affect sales, profits, cash flows and financial position. The risks of international operations include trade barriers, duties, exchange controls, national and regional labor strikes, social and political risks, general economic risks, required compliance with a variety of foreign laws, including tax laws, the difficulty of enforcing agreements and collecting receivables through foreign legal systems, taxes on distributions or deemed distributions to us or any of our U.S. subsidiaries, maintenance of minimum capital requirements and import and export controls. Through our foreign operations, we are also exposed to currency fluctuations and exchange rate risks. Because a significant amount of our costs incurred to generate the revenues of our foreign operations are denominated in local currencies, while the majority of our sales are in U.S. dollars, we have in the past been adversely impacted by the appreciation of the local currencies relative to the U.S. dollar, and currency exchange rate fluctuations could have a material adverse effect on our business, financial condition, results of operations or cash flows. We have translated our revenues and expenses denominated in local currencies into U.S. dollars at the average exchange rate during the relevant period and our assets and liabilities denominated in local currencies into U.S. dollars at the exchange rate at the end of the relevant period. Fluctuations in the foreign exchange rates will affect period-to-period comparisons of our reported results. Additionally, we operate in countries with foreign exchange controls. These controls may limit our ability to repatriate funds from our international operations and joint ventures or otherwise convert local currencies into U.S. dollars. These limitations could adversely affect our ability to access cash from these operations.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could have a material adverse effect on our business.

To the extent that we operate outside the United States, we are subject to the Foreign Corrupt Practices Act, or “FCPA,” which generally prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment. In particular, we may be held liable for actions taken by our strategic or local partners even though such partners are foreign companies that are not subject to the FCPA. Any determination that we have violated the FCPA could result in sanctions that could have a material adverse effect on our business.

Our business could be negatively impacted by the financial condition of our customers.

The U.S. textile and apparel industry faces many challenges. Overcapacity, volatility in raw material pricing and intense pricing pressures have led to the closure of many domestic textile and apparel plants. Continued negative industry trends may result in the deteriorating financial condition of our customers. Certain of our customers are experiencing financial difficulties. Although our business is not dependent on any particular customer, the loss of any significant portion of our sales to any of these customers could have a material adverse impact on our business, results of operations, financial condition or cash flows. In addition, any receivable balances related to our customers would be at risk in the event of their bankruptcy.

As one of the many participants in the U.S. and regional textile and apparel supply chain, our business and competitive position are directly impacted by the business and financial condition of the other participants across the supply chain in which we operate, including other regional yarn manufacturers, knitters and weavers. If other supply chain participants are unable to access capital, fund their operations and make required technological and other investments in their businesses or experience diminished demand for their products, there could be a material adverse impact on our business, financial condition, results of operations or cash flows.

Failure to implement future technological advances in the textile industry or fund capital expenditure requirements could have a material adverse effect on our competitive position and net sales.

Our operating results depend to a significant extent on our ability to continue to introduce innovative products and applications and to continue to develop our production processes to be a competitive producer. Accordingly, to maintain our competitive position and our revenue base, we must continually modernize our manufacturing processes, plants and equipment. To this end, we have made significant investments in our manufacturing infrastructure over the past fifteen years and do not currently anticipate any significant additional capital expenditures to replace or expand our production facilities over the next five years. Accordingly, we expect our capital requirements in the near term will be used primarily to maintain our manufacturing operations, but we may nevertheless require significant capital expenditures for expansion purposes. Future technological advances in the textile industry may result in the availability of new products or increase the efficiency of existing manufacturing and distribution systems, and we may not be able to adapt to such technological changes or offer such products on a timely basis or establish or maintain competitive positions. Existing, proposed or yet undeveloped technologies may render our technology less profitable or less viable, and we may not have available the financial and other resources to compete effectively against companies possessing such technologies. To the extent sources of funds are insufficient to meet our ongoing capital improvement requirements, we would need to seek alternative sources of financing or curtail or delay capital spending plans. We may not be able to obtain the necessary financing when needed or on terms acceptable to us. We are unable to predict which of the many possible future products and services will meet the evolving industry standards and consumer demands. If we fail to make the capital improvements necessary to continue the modernization of our manufacturing operations and reduction of our costs, our competitive position may suffer, and our net sales may decline.

Unforeseen or recurring operational problems at any of our facilities may cause significant lost production, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our manufacturing process could be affected by operational problems that could impair our production capability. Each of our facilities contains complex and sophisticated machines that are used in our manufacturing process. Disruptions at any of our facilities could be caused by maintenance outages; prolonged power failures or reductions; a breakdown, failure or substandard performance of any of our machines; the effect of noncompliance with material environmental requirements or permits; disruptions in the transportation infrastructure, including railroad tracks, bridges, tunnels or roads; fires, floods, earthquakes or other catastrophic disasters; labor difficulties; or other operational problems. Any prolonged disruption in operations at any of our facilities could cause significant lost production, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

We have made and may continue to make investments in entities that we do not control.

We have established joint ventures and made minority interest investments designed to increase our vertical integration, increase efficiencies in our procurement, manufacturing processes, marketing and distribution in the United States and other markets. Our principal joint ventures and minority investments include U.N.F. Industries, Ltd., Unifi-SANS Technical Fibers, LLC, Parkdale America, LLC and Yihua Unifi Fibre Industry Company Limited. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Joint Ventures and Other Equity Investments.” We do not control these entities. Our inability to control entities in which we invest may affect our ability to receive distributions from those entities or to fully implement our business plan. The incurrence of debt or entry into other agreements by an entity not under our control may result in restrictions or prohibitions on that entity’s ability to pay dividends or make other distributions to us. Even where these entities are not restricted by contract or by law from making distributions to us, we may not be able to influence the occurrence or timing of such distributions. In addition, if any of the other investors in these entities fails to observe its commitments, that entity may not be able to operate according to its business plan or we may be required to increase our level of commitment. If any of these events were to occur, our business, results of operations, financial condition or cash flows could be adversely affected. Because we do not own a majority or maintain voting control of these entities, we do not have the ability to control their policies, management or affairs. The interests of persons who control these entities or partners may differ from ours, and they may cause such entities to take actions which are not in our best interest. If we are unable to maintain our relationships with our partners in these entities, we could lose our ability to operate in these areas which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our acquisition strategy may not be successful, which could adversely affect our business.

We have expanded our business partly through acquisitions and anticipate that we will continue to make selective acquisitions. Our acquisition strategy is dependent upon the availability of suitable acquisition candidates, obtaining financing on acceptable terms, and our ability to comply with the restrictions contained in the indenture and our other debt agreements. Acquisitions may divert a significant amount of management’s time away from the operation of our business. Future acquisitions may also have an adverse effect on our operating results, particularly in the fiscal quarters immediately following their completion while we integrate the operations of the acquired business. Growth by acquisition involves risks that could have a material adverse effect on our business and financial results, including difficulties in integrating the operations and personnel of acquired companies and the potential loss of key employees and customers of acquired companies. Once integrated, acquired operations may not achieve the levels of revenues, profitability or productivity comparable with those achieved by our existing operations, or otherwise perform as expected. While we have experience in identifying and integrating acquisitions, we may note be able to identify suitable acquisition candidates, obtain the capital necessary to pursue our acquisition strategy or complete acquisitions on satisfactory terms or at all. Even if we successfully complete an acquisition, we may not be able to integrate it into our business satisfactorily or at all.

Increases of illegal transshipment of textile and apparel goods into the United States could have a material adverse effect on our business.

There has been a significant increase recently in illegal transshipments of apparel products into the United States. Illegal transshipment involves circumventing quotas by falsely claiming that textiles and apparel are a product of a particular country of origin or include yarn of a particular country of origin to avoid paying higher duties or to receive benefits from regional free-trade agreements, such as the North American Free Trade Agreement, or “NAFTA,” and the U.S. Dominican Republic—Central America Free Trade Agreement, or “CAFTA.” If illegal transshipment is not monitored and enforcement is not effective, these shipments could have a material adverse effect on our business.

We are subject to many environmental and safety regulations that may result in significant unanticipated costs or liabilities or cause interruptions in our operations.

We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, the protection of the environment and the use or cleanup of hazardous substances and wastes. We may incur substantial costs, including fines, damages and criminal or civil sanctions, or experience interruptions in our operations for actual or alleged violations of or compliance requirements arising under environmental laws, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows. Our operations could result in violations of environmental laws, including spills or other releases of hazardous substances to the environment. In the event of a catastrophic incident, we could incur material costs.

In addition, we could incur significant expenditures in order to comply with existing or future environmental or safety laws. For example, the land associated with the Kinston acquisition is leased pursuant to a 99 year ground lease, which we refer to as the “Ground Lease,” with DuPont. Since 1993, DuPont has been investigating and cleaning up the Kinston site under the supervision of the U.S. Environmental Protection Agency and the North Carolina Department of Environment and Natural Resources pursuant to the Resource Conservation and Recovery Act Corrective Action Program. The Corrective Action Program requires DuPont to identify all potential areas of environmental concern, known as solid waste management units or areas of concern, assess the extent of contamination at the identified areas and clean them up to applicable regulatory standards. Under the terms of the Ground Lease, upon completion by DuPont of required remedial action, ownership of the Kinston site will pass to us. Thereafter, we will have responsibility for future remediation requirements, if any, at the solid waste management units and areas of concern previously addressed by DuPont and at any other areas at the plant. At this time we have no basis to determine if and when we will have any responsibility or obligation with respect to contaminated solid waste management units and areas of concern or the extent of any potential liability for the same. Accordingly, the possibility that we could face material clean-up costs in the future relating to the Kinston facility cannot be eliminated. Capital expenditures and, to a lesser extent, costs and operating expenses relating to environmental or safety matters will be subject to evolving regulatory requirements and will depend on the timing of the promulgation and enforcement of specific standards which impose requirements on our operations. Therefore, capital expenditures beyond those currently anticipated may be required under existing or future environmental or safety laws. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Environmental Liabilities.”

Furthermore, we may be liable for the costs of investigating and cleaning up environmental contamination on or from our properties or at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous materials or from disposal activities that pre-dated the purchase of our businesses. If significant previously unknown contamination is discovered, existing laws or their enforcement change or our indemnities do not cover the costs of investigation and remediation, then such expenditures could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Health and safety regulation costs could increase.

Our operations are also subject to regulation of health and safety matters by the United States Occupational Safety and Health Administration and comparable statutes in foreign jurisdictions where we operate. We believe that we employ appropriate precautions to protect our employees and others from workplace injuries and harmful exposure to materials handled and managed at our facilities. However, claims that may be asserted against us for work-related illnesses or injury, and changes in occupational health and safety laws and regulations in the United States or in foreign jurisdictions in which we operate could increase our operating costs. We are unable to predict the ultimate cost of compliance with these health and safety laws and regulations. Accordingly, we may become involved in future litigation or other proceedings or be found to be responsible or liable in any litigation or proceedings, and such costs may be material to us.

Our business may be adversely affected by adverse employee relations.

As of March 26, 2006, we employed approximately 3,400 employees, approximately 3,000 of which are domestic employees and approximately 400 of which are foreign employees. While employees of our foreign operations are generally unionized, none of our domestic employees are currently covered by collective bargaining agreements. The failure to renew our collective bargaining agreements with employees of our foreign operations and other labor relations issues, including union organizing activities, could result in an increase in costs or lead to a strike, work stoppage or slow down. Such labor issues and unrest by our employees could have a material adverse effect on our business.

We depend on the continued services of key managers and employees.

Our ability to maintain our competitive position is dependent to a large degree on the services of our senior management team, including our Chief Executive Officer, Mr. Parke, and our Chief Financial Officer and Chief Operating Officer, Mr. Lowe. We currently do not have any employment agreements with our senior management team other than Mr. Parke and cannot assure you that any of these individuals will remain with us. We currently do not have a life insurance policy on any of the members of the senior management team. The death or loss of the services of any of our senior managers or the inability to attract and retain additional senior management personnel could have a material adverse effect on our business.

Our future financial results could be adversely impacted by asset impairments or other charges.

Under Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we are required to assess the impairment of our long-lived assets, such as plant and equipment, whenever events or changes in circumstances indicate that the carrying value may not be recoverable as measured by the sum of the expected future undiscounted cash flows. When we determine that the carrying value of certain long-lived assets may not be recoverable based upon the existence of one or more impairment indicators, we then measure any impairment based on a projected discounted discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in our current business model. In accordance with SFAS No. 144, any such impairment charges will be recorded as operating losses. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Impairment of Long-Lived Assets.”

In addition, we evaluate the net values assigned to various equity investments we hold, such as our investment in Yihua Unifi Fibre Industry Company Limited, Parkdale America, LLC, UNIFI-SANS Technical Fibers, LLC and U.N.F. Industries Limited, in accordance with the provisions of Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” APB No. 18 requires that a loss in value of an investment, which is other than a temporary decline, should be recognized as an impairment loss. Any such impairment losses will be recorded as operating losses. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Joint Ventures and Other Equity Investments” for more information regarding our equity investments.

Any operating losses resulting from impairment charges under SFAS No. 144 or APB No. 18 could have an adverse effect on our net income and therefore the market price of our securities, including our common stock.

Our business could be adversely affected if we fail to protect our intellectual property rights.

Our success depends in part on our ability to protect our intellectual property rights. We rely on a combination of patent, trademark, and trade secret laws, licenses, confidentiality and other agreements to protect our intellectual property rights. However, this protection may not be fully adequate: our intellectual property rights may be challenged or invalidated, an infringement suit by us against a third party may not be successful and/or third parties could design around our technology or adopt trademarks similar to our own. In addition, the laws of some foreign countries in which our products are manufactured and sold do not protect intellectual property rights to the same extent as the laws of the United States. Although we routinely enter into confidentiality agreements with our employees, independent contractors and current and potential strategic and joint venture partners, among others, such agreements may be breached, and we could be harmed by unauthorized use or disclosure of our confidential information. Further, we license trademarks from third parties, and these agreements may terminate or become subject to litigation. Our failure to protect our intellectual property could materially and adversely affect our competitive position, reduce revenue or otherwise harm our business.

Further, we may be accused of infringing or violating the intellectual property rights of third parties. Any such claims, whether or not meritorious, could result in costly litigation and divert the efforts of our personnel. Should we be found liable for infringement, we may be required to enter into licensing arrangements (if available on acceptable terms or at all) or pay damages and cease selling certain products or using certain product names or technology. Our failure to prevail in any intellectual property litigation could materially adversely affect our competitive position, reduce revenue or otherwise harm our business.

SELECTED HISTORICAL FINANCIAL DATA

The following table presents the selected historical financial data of our company and our consolidated subsidiaries as of and for each of the fiscal years ended June 26, 2005, June 27, 2004, June 29, 2003, June 30, 2002 and June 24, 2001, as of and for the nine months ended March 26, 2006 and March 27, 2005. The selected historical financial data as of June 26, 2005 and June 27, 2004, and for the fiscal years ended June 26, 2005, June 27, 2004 and June 29, 2003, have been derived from, and should be read together with, our audited historical consolidated financial statements and the accompanying notes included therein. The selected historical financial data as of and for the nine months ended March 26, 2006 and March 27, 2005, have been derived from, and should be read together with, our unaudited historical condensed consolidated financial statements and the accompanying notes included therein. The selected historical financial data as of June 29, 2003, June 30, 2002 and June 24, 2001 and for the fiscal years ended June 30, 2002 and June 24, 2001 have been derived from our audited consolidated financial statements (not included herein), as adjusted to reflect restatement for discontinued operations. In the opinion of management, all adjustments considered necessary for a fair presentation have been included in the interim results and financial position as of and for the nine months ended March 26, 2006 and March 27, 2005. Interim results are not necessarily indicative of the results that can be expected for a full fiscal year. The selected historical financial data set forth below is not necessarily indicative of the results of future operations and should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Fiscal Years Ended					Nine Months Ended
	June 26, 2005	June 27, 2004	June 29, 2003	June 30, 2002	June 24, 2001	March 26, 2006	March 27, 2005
	(dollars in thousands)
Statements of operations data:
Net sales	$793,796	$666,383	$747,681	$813,635	$1,023,163	$555,617	$593,368
Cost of sales	762,717	625,983	675,829	739,623	920,821	524,707	563,379
Selling, general and administrative expenses	42,211	45,963	48,182	44,707	57,595	31,132	30,548
Provision for bad debts	13,172	2,389	3,812	6,285	8,202	1,349	5,039
Interest expense	20,575	18,698	19,736	22,948	29,736	14,044	15,214
Interest income	(2,152)	(2,152)	(1,420)	(2,260)	(2,237)	(3,587)	(1,351)
Other (income) expense, net	(2,300)	(2,590)	(115)	4,129	(2,490)	(2,544)	(1,247)
Equity in (earnings) losses of unconsolidated affiliates	(6,938)	6,877	(10,728)	1,659	(2,930)	(1,278)	(6,285)
Minority interest (income) expense	(530)	(6,430)	4,769	—	2,590	—	(444)
Restructuring charges (recovery)	(341)	8,229	10,597	—	6,650	29	—
Arbitration costs and expenses	—	182	19,185	1,129	—	—	—
Alliance plant closure costs (recovery)	—	(206)	(3,486)	—	15,000	—	—
Write-down of long-lived assets	603	25,241	—	—	23,983	2,315	—
Goodwill impairment	—	13,461	—	—	—	—	—

Loss from continuing operations before income taxes and extraordinary item	(33,221)	(69,262)	(18,680)	(4,585)	(33,757)	(10,550)	(11,485)
Benefit for income taxes	(13,483)	(25,113)	(2,590)	(2,132)	(10,852)	(1,023)	(4,163)

Loss from continuing operations before extraordinary item	(19,738)	(44,149)	(16,090)	(2,453)	(22,905)	(9,527)	(7,322)
Income (loss) from discontinued operations, net of tax	(22,644)	(25,644)	(11,087)	(3,621)	(21,769)	556	(26,251)

Loss before extraordinary item	(42,382)	(69,793)	(27,177)	(6,074)	(44,674)	(8,971)	(33,573)
Extraordinary gain—net of taxes of $0	1,157	—	—	—	—	—	1,342

Net loss	$(41,225)	$(69,793)	$(27,177)	$(6,074)	$(44,674)	$(8,971)	$(32,231)

	Fiscal Years Ended					Nine Months Ended
	June 26, 2005	June 27, 2004	June 29, 2003	June 30, 2002	June 24, 2001	March 26, 2006	March 27, 2005
	(dollars in thousands)
Other financial data:
Depreciation and amortization	$51,542	$56,226	$62,273	$66,098	$71,636	$36,911	$37,645
Capital expenditures	(9,422)	(11,124)	(22,996)	(9,653)	(40,464)	(9,767)	(5,890)
Net cash provided by (used in) continuing operations:
Operating activities	28,783	11,380	87,057	80,540	155,511	23,202	(23,260)
Investing activities	(4,691)	(5,777)	(11,222)	(20,781)	2,076	(34,468)	541
Financing activities	82	(8,467)	(29,929)	(55,476)	(166,264)	(24,130)	(2,444)
Ratio of earnings to fixed charges(1)	—	—	—	—	—	—	—

	As of
	June 26, 2005	June 27, 2004	June 29, 2003	June 30, 2002	June 24, 2001	March 26, 2006	March 27, 2005
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$105,621	$65,221	$76,801	$19,105	$6,634	$88,423	$55,449
Property, plant and equipment	955,459	943,555	978,200	961,327	1,005,393	960,506	950,962
Investments in unconsolidated affiliates	160,675	164,286	173,585	180,885	167,286	191,191	160,425
Total assets	845,375	872,535	988,136	1,011,463	1,137,319	795,157	852,167
Total debt	295,129	272,276	266,680	288,549	345,150	268,176	294,989
Total liabilities	461,800	470,634	508,388	513,423	596,776	407,110	471,365
Total shareholders’ equity	383,575	401,901	479,748	498,040	540,543	388,047	380,802

(1)	The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes and extraordinary item plus fixed charges. “Fixed charges” consist of interest expense, whether expensed or capitalized, amortization of debt financing costs and an estimate of the interest within rent expense. The as adjusted ratio of earnings to combined fixed charges for fiscal year 2005 and the nine months ended March 26, 2006 were both less than one-to-one coverage and the deficiency of earnings to fixed charges were $35.1 million and $14.2 million, respectively. Earnings were insufficient to cover fixed charges by $29.0 million, $59.2 million, $10.3 million, $2.1 million, $10.6 million, $9.7 million and $7.8 million respectively in fiscal years 2005, 2004, 2003, 2002 and 2001 and the nine months ended March 26, 2006 and March 27, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with “Selected Historical Financial Data” and our historical consolidated financial statements and related notes. This discussion contains forward-looking statements that are based on management’s current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements and as a result of the factors we describe under “Risk Factors.”

Business Overview

We are the leading North American producer and processor of multi-filament polyester and nylon yarns, including specialty yarns with enhanced performance characteristics. We manufacture partially oriented, textured, dyed, twisted and beamed polyester yarns as well as textured nylon and nylon covered spandex products. We sell our products to other yarn manufacturers, knitters and weavers that produce fabrics for the apparel, hosiery, home furnishings, automotive, industrial and other end-use markets. We maintain one of the industry’s most comprehensive product offerings and emphasize quality, style and performance in all of our products.

Polyester Segment.    The polyester segment manufactures partially oriented, textured, dyed, twisted and beamed yarns with sales to other yarn manufacturers, knitters and weavers that produce fabrics for the apparel, automotive and furniture upholstery, hosiery, home furnishings, automotive, industrial and other end-use markets. The polyester segment primarily manufactures its products in Brazil, Colombia and the United States, which has the largest operations and number of locations. For fiscal years 2005, 2004 and 2003 our net sales for our polyester segment were $587.0 million, $481.8 million and $541.3 million, respectively.

Nylon Segment.    The nylon segment manufactures textured nylon and covered spandex products with sales to other yarn manufacturers, knitters and weavers that produce fabrics for the apparel, hosiery, sock and other end-use markets. The nylon segment consists of operations in the United States and Colombia. For fiscal years 2005, 2004 and 2003 our net sales for our nylon segment were $206.8 million, $184.5 million and $206.3 million, respectively.

The decline in net sales for both our polyester and nylon segments resulted from increased competition from imports of finished goods from lower-wage based countries and changes in consumer demand.

Sourcing Segment.    In July 2005, we announced our decision to exit the sourcing business and as of the end of the third quarter of fiscal year 2006, we had substantially liquidated the business. All periods have been presented as discontinued operations in accordance with U.S. GAAP.

Our fiscal year is the 52 or 53 weeks ending the last Sunday in June. Fiscal years 2005, 2004 and 2003 had 52 weeks.

Line Items Presented

Net sales.    Net sales include amounts billed by us to customers for products, shipping and handling, net of allowances for rebates. Rebates may be offered to specific large volume customers for purchasing certain quantities of yarn over a prescribed time period. We provide for allowances associated with rebates in the same accounting period the sales are recognized in income. Allowances for rebates are calculated based on sales to customers with negotiated rebate agreements with us. Non-defective returns are deducted from revenues in the period during which the return occurs. We record allowances for estimated defective returns based upon when we receive customer complaints.

Cost of sales.    Our cost of sales consists of direct material, delivery and other manufacturing costs, including labor and overhead, depreciation and amortization expense with respect to manufacturing assets, fixed asset depreciation, amortization of intangible assets and reserves for obsolete and slow-moving inventory. Cost of sales also includes amounts directly related to providing technological support to our Chinese joint venture discussed below.

Selling, general and administrative expenses.    Our selling, general and administrative expenses consist of selling expense (which includes sales staff salaries and bonuses), advertising and promotion (which includes direct marketing expenses) and administrative expense (which includes corporate expenses and bonuses). In addition, selling, general and administrative expenses also includes depreciation and amortization with respect to certain corporate administrative assets.

Recent Developments and Outlook

Although the global textile and apparel industry continues to grow, the U.S. textile and apparel industry has contracted since 1998, caused primarily by intense foreign competition in finished goods on the basis of price, resulting in ongoing U.S. domestic overcapacity, many producers moving their operations offshore and the closure of many domestic textile and apparel plants. More recently, the U.S. textile and apparel industry has stabilized and is experiencing low negative growth rates. In addition, due to consumer preferences, demand for sheer hosiery products has declined significantly in recent years, which negatively impacts nylon manufacturers. Because of these general industry trends, our net sales, gross profits and net income have been trending downward for the past several years. These challenges continue to impact the U.S. textile and apparel industry, and we expect that they will continue to impact the U.S. textile and apparel industry for the foreseeable future. We believe that our success going forward is primarily based on our ability to improve the mix of our product offerings to shift to more premium value-added products, to exploit the free-trade agreements to which the United States is a party and to implement cost saving strategies which will improve our operating efficiencies. The continued viability of the U.S. domestic textile and apparel industry is dependent, to a large extent, on the international trade regulatory environment. For the most part, because of protective duties currently in place and NAFTA, CAFTA, the Andean Trade Preferences Act, or “ATPA,” and the Caribbean Basin Initiative, or “CBI” (the regions covered by NAFTA, CAFTA, ATPA and CBI being referred to in this Report as the “regional free-trade markets”), and other free-trade agreements or duties preference programs, we have not experienced significant declines in our market share due to the importation of Asian products.

We are also highly committed and dedicated to identifying strategic opportunities to participate in the Asian textile market, specifically China, where the growth rate is estimated to be within a range of 7% to 9%, which is much higher than the U.S. market. As further discussed below in “—Joint Ventures and Other Equity Investments,” we have invested $30.0 million in a joint venture in China to manufacture, process and market polyester filament yarn.

During fiscal year 2005, we shifted our focus away from selling large volumes of products in order to focus on making each product line profitable. We have identified unprofitable product lines and raised sales prices accordingly. In some cases, this strategy has resulted in reduced sales of these products or even the elimination of the unprofitable product lines. We expect that the reduction of these unprofitable businesses will improve our future operating results. This program has resulted in significant restructuring charges in recent periods, and additional losses of volume associated with these actions may require additional plant consolidations in the future, which may result in further restructuring charges.

In the fourth quarter of fiscal year 2005, we also began to reduce our inventories, including certain slow-moving items, in order to improve our cash position and reduce our working capital requirements. These sales of inventory resulted in significant net losses in the fourth quarter of fiscal year 2005. A number of these items were unsold inventory that had been tailored to customer specifications but was eventually not purchased by the relevant customer and was difficult to sell to other customers. As a result, in April 2005, we instituted a make-to-order policy for products tailored to customer specifications that we believe will be difficult to sell to other customers.

We entered into a manufacturing alliance with DuPont in June 2000 to produce polyester partially oriented yarn, or “POY,” at DuPont’s facility in Kinston and at our facility in Yadkinville, North Carolina. DuPont later transferred its interest in this alliance to Invista, Inc. This alliance resulted in significant annual benefits to us of approximately $30 million, consisting of reductions in fixed costs, variable costs savings and product development enrichment. On September 30, 2004, we acquired the Kinston facility, including inventories, for approximately $24.4 million, in the form of a note payable to Invista. We closed two of its four production lines, increased efficiency and automation and reduced the workforce. See “—Corporate Restructurings.” The acquisition resulted in the termination of our alliance with DuPont. As a result of the Kinston acquisition, our results for periods subsequent to the Kinston acquisition will not be fully comparable to our results for the prior periods, which include the annual benefit of the alliance.

The impact of Hurricane Katrina on the oil refineries in the Louisiana area in August 2005 created shortages of supply of gasoline and as a result a shortage of paraxlyene, a feedstock used in polymer production in our polyester segment, because producers diverted production to mixed xlyene to increase the supply of gasoline. As a result, while supplies were tight, paraxlyene continued to be available at a much higher price. During September 2005, we received notices from several raw material suppliers declaring force majeure under our contracts and increasing the price we paid under those contracts effective September 1, 2005. As a result of this increase, and other energy-related cost increases, we imposed a 14 cents per pound surcharge on our polyester products in an effort to maintain our margins. Throughout the second quarter of fiscal year 2006, the surcharge stayed in effect at different levels as raw material prices declined. In other operations that have a high usage of natural gas, we also increased sales prices effective November 1, 2005 to compensate for the increase in utility costs.

Hurricane Rita shut down five of the six refineries in Texas that produce MEG in September 2005, including the supplier to our Kinston polyester filament manufacturing operation. In addition, an unrelated accident closed one of the supplier’s facilities in early October 2005. With five of the six facilities closed, the supply of MEG in the marketplace became temporarily tight, and MEG became unavailable at historical prices. At the time of Hurricane Rita, we had approximately 22 days of inventory of MEG. We started purchasing MEG on the spot market and trucking the MEG to Kinston, which increased our costs compared to our more economical method of transportation by railroad.

We successfully managed through these transportation and access issues to meet our delivery commitments. As of the close of the second quarter of fiscal year 2006, the availability of raw materials had returned to normal levels, but pricing had not returned to pre-hurricane levels. Effective January 1, 2006, we removed the surcharge on our products and instituted a price increase to maintain our margins.

In spite of our ability to pass to our customers nearly all of the cost increases resulting from the 2005 hurricanes and the associated supply shortages, revenues in our polyester segment for the second and third quarters of fiscal year 2006 were lower than for the comparable period in fiscal year 2005 due to lower overall purchases by our customers because of the increased prices. The polyester segment revenues lost during the second and third quarters of fiscal year 2006 have not been fully offset by increased orders in subsequent periods. In addition to the decrease in overall polyester segment revenues, increased prices also resulted in smaller order size for our polyester segment products during the second quarter of fiscal year 2006, as customers sought to purchase only their minimum requirements during the supply disruption period. Smaller order sizes affected our margins negatively during that period, as repeated changes in our production lines increased our per-unit costs for smaller orders. As a result, in February 2006, we instituted small order pricing surcharges to offset this effect on our margins.

On April 28, 2006, we commenced a tender offer for all of our outstanding $250.0 million in aggregate principal amount of 2008 notes, simultaneously with a consent solicitation from the holders of the 2008 notes to remove substantially all of the restrictive covenants and certain events of default under the indenture governing the 2008 notes. The tender offer consideration being offered is $970.00 per $1,000 in aggregate principal amount of the 2008 notes validly tendered plus all accrued but unpaid interest to, but not including, the applicable payment date. All holders of 2008 notes tendering at or prior to 5:00 p.m. on May 11, 2006 or such later date as determined by us will be eligible to receive in addition to the tender consideration a consent payment of $30.00 per $1,000 in aggregate principal amount of 2008 notes validly tendered. The tender offer is subject to the consummation of the Offering, the execution of the amended revolving credit facility, obtaining the requisite consents from the holders of the 2008 notes to remove the restrictive covenants under the indenture and certain other customary conditions. The tender offer is currently scheduled to expire on May 25, 2006 or such later date as determined by us. The 2008 notes that are not tendered and purchased in the tender offer will remain outstanding in accordance with their amended terms. We intend to fund the purchase price in the tender offer with available cash and proceeds from the Offering. As a result of the tender offer and the Offering, we expect that our interest expense will increase significantly.

Key Performance Indicators

We continuously review performance indicators to measure our success. The following are the indicators management uses to assess performance of our business:

•	sales volumes, which are an indicator of demand;

•	margins, which are an indicator of product mix and profitability;

•	EBITDA, which is an indicator of our ability to pay debt; and

•	working capital of each business unit as a percentage of sales, which is an indicator of our production efficiency and ability to manage our inventory and receivables.

Corporate Restructurings

Over the last three fiscal years, we have focused on reducing costs throughout our operations and continuing to improve working capital. We closed one of our air-jet texture operations in Altamahaw, North Carolina in mid-2004. We closed our dyed facility in Manchester, England, in June 2004. On July 28, 2004, we announced the closing of our European manufacturing operations and associated sales offices. We ceased our manufacturing operations in Ireland on October 31, 2004. We ceased all other European operations by June 2005 and sold the real property, plant and equipment of our European division in fiscal years 2005 and 2006 for total proceeds of $38.0 million that resulted in a net gain of approximately $4.6 million. In connection with these closings and consolidations, we significantly reduced our workforce. As a result, we incurred charges of $16.9 million in fiscal year 2003 for severance and employee related costs; a restructuring charge of $27.7 million in fiscal year 2004 for employee severance costs, fixed-asset write-offs associated with the closure of the dyed facility in Manchester and lease related costs associated with the closure of the jet-air texture operation in North Carolina. All payments, excluding the lease related payments which continue until May 2008, have been paid and have reclassified the financial results of our U.K. and Ireland facilities as “discontinued operations” for all periods presented in our consolidated financial statements.

On October 19, 2004, we announced plans to close two production lines and downsize our facility in Kinston, North Carolina, which had been acquired in September 2004. During the second quarter of fiscal year 2005, we recorded a severance reserve of $10.7 million for approximately 500 production level employees and a restructuring reserve of $0.4 million for the cancellation of certain warehouse leases. The entire $10.9 million restructuring reserve was recorded as assumed liabilities in purchase accounting; and accordingly, the $10.9 million was not recorded as a restructuring expense in our consolidated statements of operations. During the third quarter of fiscal year 2005, we completed the closure of both production lines as scheduled, which resulted in an actual reduction of 388 production level employees and a reduction to the initial restructuring reserve. During the first quarter of year fiscal 2006, we determined that there were additional costs relating to the termination of two warehouse leases which resulted in a $0.2 million extraordinary loss. During the second quarter of fiscal year 2006, we negotiated a favorable settlement on the two warehouse leases that resulted in a reduction to the reserve and the recognition of an extraordinary gain of $0.2 million.

In fiscal year 2005, we closed our central distribution center in Mayodan, North Carolina, and moved the operations to our warehouse and logistics facilities in Yadkinville, North Carolina, and relocated one of our plants from Mayodan to Madison, North Carolina. In connection with this initiative, we determined to offer for sale a plant, a warehouse and a central distribution center located in Mayodan. Based on appraisals received in September 2005, we determined that the warehouse was impaired and recorded an impairment charge of $1.5 million, which included $0.2 million in estimated selling costs that will be paid from the proceeds of the sale when it occurs. On March 13, 2006, we entered into a contract to sell the central distribution center (“CDC”) and related land located in Mayodan. The terms of the contract call for a sale price of $2.7 million, which was approximately $0.7 million below the property’s carrying value. In accordance with SFAS No. 144, we recorded an impairment charge of approximately $0.8 million during the third quarter of fiscal year 2006 which included estimated selling costs of $0.1 million that will be paid from the proceeds of the sale. The sale of the CDC is expected to close in the fourth quarter of fiscal year 2006, subject to the satisfaction of customary closing conditions.

On July 28, 2005, we announced our decision to discontinue the operations of our external sourcing business, Unimatrix Americas and as of the end of the third quarter fiscal year 2006, we had substantially liquidated the business resulting in the reclassification of the sourcing segment’s losses for the current and prior periods as discontinued operations.

On April 20, 2006, we re-organized our domestic business operations, and as a result, we expect to record a restructuring charge for severance of approximately $1.0 million in the fourth quarter of fiscal year 2006. Approximately 40 management level salaried employees were affected by the plan of reorganization.

The table below summarizes changes to the accrued severance and accrued restructuring accounts for the nine months ended March 26, 2006 and for fiscal years 2005, 2004 and 2003 (in thousands):

	Balance at June 26, 2005	Additional Charges	Adjustments	Amounts Used	Balance at March 26, 2006
Accrued severance	$5,252	$—	$43	$(5,015)	$280
Accrued restructuring	5,053	—	(1)	(1,107)	3,945

	Balance at June 27, 2004	Additional Charges	Adjustments	Amounts Used	Balance at June 26, 2005
Accrued severance	$2,949	$10,701	$(834)	$(7,564)	$5,252
Accrued restructuring	6,654	391	(695)	(1,297)	5,053

	Balance at June 29, 2003	Additional Charges	Adjustments	Amounts Used	Balance at June 27, 2004
Accrued severance	$13,893	$7,847	$(10)	$(18,781)	$2,949
Accrued restructuring	—	6,739	—	(85)	6,654

	Balance at June 30, 2002	Additional Charges	Adjustments	Amounts Used	Balance at June 29, 2003
Accrued severance	$—	$16,893	$—	$(3,000)	$13,893
Accrued restructuring	—	—	—	—	—

Joint Ventures and Other Equity Investments

YUFI.    In August 2005, we formed Yihua Unifi Fibre Industry Company Limited, or “YUFI,” a 50/50 joint venture with Sinopec Yizheng Chemical Fiber Co., Ltd., or “YCFC,” to manufacture, process and market polyester filament yarn in YCFC’s facilities in Yizheng, Jiangsu Province, China. YCFC is a publicly traded (listed in Shanghai and Hong Kong) enterprise with approximately $1.3 billion in annual sales. We believe that the addition of a high-quality, globally cost competitive operation in China allows us to pursue long-term, profitable revenue growth in Asia. By forming a joint venture with a long-established and highly respected fiber industry leader like YCFC, we also have an immediately accessible customer base in Asia at lower start-up costs and with fewer execution risks. The principal goal of YUFI is to supply premium value-added products to the Chinese market, which is currently an importer of such products. On August 4, 2005, we contributed to YUFI our initial capital contribution of $15.0 million in cash. On October 12, 2005, we transferred an additional $15.0 million to YUFI in the form of a shareholder loan with a thirteen month term to complete the capitalization of the joint venture. It is currently intended that this shareholder loan be capitalized as an additional capital contribution of Unifi to the joint venture. During the nine months ended March 26, 2006, we recognized equity losses relating to YUFI of $2.0 million and are currently reporting on a one month lag. In addition, we recognized $1.8 million in operating expenses for the nine months ended March 26, 2006, which were primarily reflected on the “cost of sales” line item in our condensed consolidated statements of operations, directly related to providing technological support in accordance with our joint venture contract. We have granted YUFI an exclusive, non-transferable license to certain of our branded product technology (including Mynx®, Sorbtek®, Reflexx®, dye springs and other products) in China for a license fee of $6.0 million that is payable over four years. We are currently in the process of expanding the scope of this arrangement to cover additional technology and know- how, including non-branded products and POY, in return for additional fees.

PAL.    In June 1997, we contributed all of the assets of our spun cotton yarn operations, utilizing open-end and air jet spinning technologies, into a joint venture with Parkdale Mills, Inc. called Parkdale America, LLC, or “PAL” in exchange for a 34% ownership interest in the joint venture. PAL is a producer of cotton and synthetic yarns for sale to the textile and apparel industries primarily within North America. PAL has 15 manufacturing facilities primarily located in central and western North Carolina. Our investment in PAL at March 26, 2006 was $141.0 million. For the nine months ended March 26, 2006 and the fiscal years 2005, 2004 and 2003, we reported equity income (loss) of $3.3 million, $6.4 million, $(6.9) million, and $11.7 million, respectively, from PAL. We are currently exploring ways to monetize our interest in PAL.

USTF.    On September 13, 2000, we formed a 50/50 joint venture with SANS Fibres of South Africa named UNIFI-SANS Technical Fibers, LLC, or “USTF”, to produce low-shrinkage high tenacity nylon 6.6 light denier industrial, or “LDI” yarns in North Carolina. The business is operated in our plant in Stoneville, North Carolina. We manage the day-to-day production and shipping of the LDI produced in North Carolina and SANS Fibres handles technical support and sales. Sales from this entity are primarily to customers in the Americas. For the nine months ended March 26, 2006 and the fiscal years 2005, 2004 and 2003, we reported equity income (loss) of $0.5 million, $(0.1) million, $(1.3) million, and $(3.6) million, respectively, from USTF. We have a put right under this agreement to sell our entire interest in the joint venture at fair market value and the related Stoneville, North Carolina manufacturing facility for $3.0 million (or fair market value if the sale is consummated after March 2011) in cash back to SANS Fibres. This right can be exercised beginning on December 31, 2006 upon one year’s prior written notice. SANS Fibres has a call option upon the same terms as our put right.

UNF.    On September 27, 2000, we formed a 50/50 joint venture with Nilit Ltd., named U.N.F. Industries Ltd., or “UNF”, which produces nylon POY at Nilit’s manufacturing facility in Migdal Ha -Emek, Israel, that is our primary source of nylon POY for our texturing and covering operations. We have entered into a supply agreement, on customary terms, with UNF which will expire in March 2008 pursuant to which we have agreed to purchase from UNF all of the nylon POY produced from three dedicated production lines at a rate determined by index prices, subject to certain adjustments for market downturns. This vertical integration allows us to realize advantageous raw material pricing in our domestic nylon operations. Our investment in UNF at March 26, 2006 was $5.8 million. For the nine months ended March 26, 2006 and the fiscal years 2005, 2004 and 2003, we reported income (losses) in equity investees of ($0.6) million, $0.7 million, $1.1 million, and $2.5 million, respectively, from UNF.

Condensed balance sheet information as of March 26, 2006 and June 26, 2005, and income statement information for fiscal years 2003, 2004 and 2005, of the combined unconsolidated equity affiliates was as follows (in thousands):

	March 26, 2006	June 26, 2005
Current assets	$147,851	$127,188
Noncurrent assets	228,560	176,265
Current liabilities	48,529	28,235
Shareholders’ equity and capital accounts	278,814	256,378

				Nine Months Ended
	Fiscal Year 2005	Fiscal Year 2004	Fiscal Year 2003	March 26, 2006	March 27, 2005
Net sales	$471,786	$469,512	$453,029	$406,285	$352,264
Gross profit	40,312	7,880	56,197	25,612	29,557
Income (loss) from continuing operations	16,991	(15,928)	33,392	8,259	12,577
Net income (loss)	14,003	(20,183)	32,516	7,562	11,621

Minority interest (income) expense was $4.8 million, $(6.4) million, $(0.5) million and $0, respectively, for fiscal years 2003, 2004 and 2005 and the nine months ended March 26, 2006. The minority interest (income) expense recorded in our consolidated statements of operations for the fiscal years 2005, 2004 and 2003 primarily relates to the minority owner’s share of the earnings of Unifi Textured Polyester, LLC, or “UTP.” We had an 85.4% ownership interest in UTP and Burlington Industries, Inc., now known as International Textile Group, LLC, which we refer to as “ITG,” had a 14.6% interest in UTP. In April 2005, we acquired ITG’s ownership interest in UTP for $0.9 million in cash.

Critical Accounting Policies

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The SEC has defined a company’s most critical accounting policies as those involving accounting estimates that require management to make assumptions about matters that are highly uncertain at the time and where different reasonable estimates or changes in the accounting estimate from quarter to quarter could materially impact the presentation of the financial statements. The following discussion provides further information about accounting policies critical to us and should be read in conjunction with Note 1, “Significant Accounting Policies and Financial Statement Information” of our audited historical consolidated financial statements.

Allowance for Doubtful Accounts.    An allowance for losses is provided for known and potential losses arising from yarn quality claims and for amounts owed by customers. Reserves for yarn quality claims are based on historical claim experience and known pending claims. The collectability of accounts receivable is based on a combination of factors including the aging of accounts receivable, historical write-off experience, present economic conditions such as chapter 11 bankruptcy filings within the industry and the financial health of specific customers and market sectors. Since losses depend to a large degree on future economic conditions, and the health of the textile industry, a significant level of judgment is required to arrive at the allowance for doubtful accounts. Accounts are written off when they are no longer deemed to be collectible. The reserve for bad debts is established based on certain percentages applied to accounts receivable aged for certain periods of time and are supplemented by specific reserves for certain customer accounts where collection is no longer certain. Our exposure to losses as of March 26, 2006 on accounts receivable was $100.0 million against which an allowance for losses of $5.3 million was provided. Establishing reserves for yarn claims and bad debts requires management judgment and estimates, which may impact the ending accounts receivable valuation, gross margins (for yarn claims) and the provision for bad debts.

Inventory Reserves.    We maintain reserves for inventories valued utilizing the FIFO method and may provide for additional reserves over and above the LIFO reserve for inventories valued at LIFO. Such reserves for both FIFO and LIFO valued inventories can be specific to certain inventory or general based on judgments about the overall condition of the inventory. Reserves are established based on percentage markdowns applied to inventories aged for certain time periods. Specific reserves are established based on a determination of the obsolescence of the inventory and whether the inventory value exceeds amounts to be recovered through expected sales prices, less selling costs; and, for inventory subject to LIFO (raw materials only), the amount of existing LIFO reserves. The LIFO reserve has increased $2.9 million for the nine months ended March 26, 2006 primarily due to increases in raw material prices and higher inventory levels. The balance of the LIFO reserve was $6.6 million as of March 26, 2006. Estimating sales prices, establishing markdown percentages and evaluating the condition of the inventories require judgments and estimates, which may impact the ending inventory valuation and gross margins.

Impairment of Long-Lived Assets.    Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. For assets held and used, an impairment may occur if projected undiscounted cash flows are not adequate to cover the carrying value of the assets. In such cases, additional analysis is conducted to determine the amount of loss to be recognized. The impairment loss is determined by the difference between the carrying amount of the asset and the fair value measured by future discounted cash flows. The analysis requires estimates of the amount and timing of projected cash flows and, where applicable, judgments associated with, among other factors, the appropriate discount rate. Such estimates are critical in determining whether any impairment charge should be recorded and the amount of such charge if an impairment loss is deemed to be necessary. During the third quarter of fiscal year 2004, we performed impairment testing on our domestic polyester texturing segment’s long-lived assets and determined that a write down was required. Based on the historical financial performance of the segment and the uncertainty of the moderate forecasted cash flows, we estimated the fair value of assets using a market value of $73.7 million. Management determined that the assets were impaired because the carrying value was $98.9 million. This resulted in the segment recording an impairment charge of $25.2 million. We also tested for impairment the entire domestic polyester segment and domestic nylon segment, both of which passed the tests. Future events impacting cash flows for existing assets could render a write down necessary that previously required no such write down.

For assets held for disposal, an impairment charge is recognized if the carrying value of the assets exceeds the fair value less costs to sell. Estimates are required of fair value, disposal costs and the time period to dispose of the assets. Such estimates are critical in determining whether any impairment charge should be recorded and the amount of such charge if an impairment loss is deemed to be necessary. Actual cash flows received or paid could differ from those used in estimating the impairment loss, which would impact the impairment charge ultimately recognized and the Company’s cash flows.

Accruals for Costs Related to Severance of Employees and Related Health Care Costs.    From time to time, we establish accruals associated with employee severance or other cost reduction initiatives. Such accruals require that estimates be made about the future payout of various costs, including, for example, health care claims. We use historical claims data and other available information about expected future health care costs to estimate our projected liability. Such costs are subject to change due to a number of factors including the incidence rate for health care claims, prevailing health care costs, and the nature of the claims submitted, among others. Consequently, actual expenses could differ from those expected at the time the provision was estimated, which may impact the valuation of accrued liabilities and results of operations. Our estimates have been materially accurate in the past; and accordingly, at this time management expects to continue to utilize the present estimation processes.

Valuation Allowance for Deferred Tax Assets.    We established a valuation allowance against our deferred tax assets in accordance with SFAS No. 109, “Accounting for Income Taxes.” The specifically identified deferred tax assets which may not be recoverable are primarily state income tax credits. The realization of some of our deferred tax assets is based on future taxable income within a certain time period and is therefore uncertain. On a quarterly basis, we review our estimates for future taxable income over a period of years to assess if the need for a valuation allowance exists. To forecast future taxable income, we use historical profit before tax amounts which may be adjusted upward or downward depending on various factors, including perceived trends, and then apply the expected change in rates to deferred tax assets and liabilities based on when they reverse in the future. At June 26, 2005, we had a gross deferred tax liability of approximately $10.0 million relating specifically to depreciation. The reversal of this deferred tax liability is the primary item generating future taxable income. Actual future taxable income may vary significantly from management’s projections due to the many complex judgments and significant estimations involved, which may result in adjustments to the valuation allowance which may impact the net deferred tax liability and provision for income taxes.

Management and our audit committee discussed the development, selection and disclosure of all of the critical accounting estimates described above.

Results of Operations

Nine Months Ended March 26, 2006 Compared to the Nine Months Ended March 27, 2005

The following table sets forth the loss from continuing operations components for each of our business segments for the nine months ended March 26, 2006 and the nine months ended March 27, 2005. The table also sets forth each of our segments’ net sales as a percent to total net sales, the net income components as a percent to total net sales and the percentage increase or decrease of such components over the prior year:

	Nine Months Ended
	March 26, 2006		March 27, 2005
		% of Total Net Sales		% of Total Net Sales	% Increase (Decrease)
	(in thousands, except percentages)
Net sales
Polyester	$422,581	76.1	$436,517	73.6	(3.2)
Nylon	133,036	23.9	156,851	26.4	(15.2)

Total	555,617	100.0	593,368	100.0	(6.4)
Cost of sales
Polyester	395,554	71.2	409,445	69.0	(3.4)
Nylon	129,153	23.2	153,934	25.9	(16.1)

Total	524,707	94.4	563,379	94.9	(6.9)
Selling, general and administrative expenses
Polyester	24,480	4.4	21,890	3.7	11.8
Nylon	6,652	1.2	8,658	1.5	(23.2)

Total	31,132	5.6	30,548	5.2	1.9
Restructuring charges (recovery)
Polyester	47	—	—	—	—
Nylon	(18)	—	—	—	—

Total	29	—	—	—	—
Write down of long-lived assets
Polyester	—	—	—	—	—
Nylon	2,315	0.4	—	—	—

Total	2,315	0.4	—	—	—
Other (income) expenses	7,984	1.4	10,926	1.8	(26.9)

Loss from continuing operations before income taxes	(10,550)	(1.9)	(11,485)	(1.8)	(8.1)
Benefit from income taxes	(1,023)	(0.2)	(4,163)	(0.7)	(75.4)

Loss from continuing operations	(9,527)	(1.7)	(7,322)	(1.2)	30.1

Income (loss) from discontinued operations, net of tax	556	0.1	(26,251)	(4.4)	(102.1)
Extraordinary gain—net of taxes of $0	—	—	1,342	0.2	—

Net loss	$(8,971)	(1.6)	$(32,231)	(5.4)	(72.2)

As reflected in the table above, the decrease in consolidated net sales was attributable to both the polyester and nylon segments for the nine months ended March 26, 2006. Consolidated unit volume decreased 12.8% for the nine months ended March 26, 2006, while average net selling prices increased 6.4% for the same period. Refer to the discussion of segment operations under the captions polyester segment and nylon segment for a further discussion of each segments’ operating results.

While volumes for the nine months ended March 26, 2006 were down 12.8% compared to the prior year, consolidated gross profit from continuing operations improved primarily due to higher sales pricing and lower manufacturing costs in the third quarter.

Selling, general and administrative expenses increased $0.6 million or 1.9% for the nine months ended March 26, 2006 as compared to the nine months ended March 27, 2005. As a percentage of net sales, selling, general and administrative expenses increased 0.5% in the nine months ended March 26, 2006 compared to the nine months ended March 27, 2005. Domestically, selling, general and administrative expenses decreased only $0.4 million. Selling, general and administrative expenses related to our foreign operations increased primarily due to the devaluation of the U.S. dollar against the Brazilian real, which increased our Brazilian subsidiary’s selling, general and administrative expenses by approximately $0.7 million for the nine months ended March 26, 2006.

As a result of management’s decision to consolidate the nylon segment’s operations, we were required to record an impairment charge of $2.3 million in the nine months ended March 26, 2006. See discussion of the nylon segment for further details of the impairment charges.

Other (income) expense, net includes equity in earnings of unconsolidated affiliates, interest expense, interest income, bad debt expense and minority interest income. The reduced expenses for the nine months ended March 26, 2006 were primarily attributable to decreased bad debt expense of $3.7 million, decreased interest expense of $1.2 million, and increased interest income of $2.2 million from the nine months ended March 27, 2005.

The loss from continuing operations before income taxes for the nine months ended March 26, 2006 improved by $0.9 million over the nine months ended March 27, 2005 primarily due to increased gross profit of $0.9 million and decreased other (income) expense, net discussed above of $2.9 million, offset by the $2.3 million impairment charge and increased selling, general and administrative expenses of $0.6 million.

Our income tax benefit from continuing operations for the nine months ended March 26, 2006 equated to an effective tax rate of 9.7% compared to the nine months ended March 27, 2005 which equated to an effective tax rate of 36.2%. The primary differences between our income tax benefit from continuing operations and the U.S. statutory rate for the nine months ended March 26, 2006 was due to an increase in the valuation allowance for North Carolina income tax credits, an accrual related to a portion of a second repatriation plan under the provisions of the American Jobs Creation Act of 2004, or “AJCA,” an accrual for foreign income tax on currency related transactions and losses from certain foreign operations being taxed at a lower effective tax rate.

Income (loss) from discontinued operations, net of tax improved significantly for the nine months ended March 26, 2006 due to the sale of the real property in Ireland and the resulting net gain of approximately $4.6 million. The nine months ended March 27, 2005 loss included significant restructuring charges which were a direct result of management’s decision to close the European Division operations during the first quarter of fiscal 2005.

The extraordinary gain in fiscal year 2005 was the result of using purchase accounting to record the acquisition of the manufacturing facilities in Kinston.

Polyester Segment

Net sales decreased 3.2%, while unit volumes decreased 11.6% in the nine months ended March 26, 2006 compared to the nine months ended March 27, 2005. Average selling prices increased 8.4% in the nine months ended March 26, 2006 relative to the prior period, primarily due to a $0.14 surcharge added during the first quarter of fiscal year 2006 and a greater percentage of higher priced products being sold in the current fiscal year. The overall decrease in net sales for the nine months ended March 26, 2006 as compared to the nine months ended March 27, 2005 was primarily due to lower volumes in the domestic textured polyester and dye house operations, foreign polyester operations, management’s decision to exit unprofitable business, the disruption caused by the 2005 hurricanes and the general decline caused by imports.

For the nine months ended March 26, 2006, sales in local currency for the Brazilian operation decreased 16.6% compared to the nine months ended March 27, 2005. This decrease is the result of reductions of 12.4% in net selling prices and 4.8% in unit volumes. The decrease in sales was offset by decreased fiber costs which resulted in an overall increase to conversion on a per pound basis. The movement in currency exchange rates from the prior year to the current year positively impacted the nine months ended March 26, 2006 sales translated to U.S. dollars for the Brazilian operation. As a result of the strengthening of the Brazilian real relative to the U.S. dollar, U.S. dollar net sales for the year-to-date period were $14.1 million higher than what sales would have been using prior year currency exchange rates.

Nine months ended March 26, 2006 gross profit for the polyester segment remained consistent with the nine months ended March 27, 2005 at $27.0 million primarily due to passing along price increases, which allowed us to maintain our margins.

Nine months ended March 26, 2006 selling, general and administrative expenses increased to $24.5 million compared to $21.9 million for the nine months ended March 26, 2006. Selling, general and administrative services increased over the prior year period primarily due to an increase in the allocation percentage used to allocate selling, general and administrative expenses to the different business units which was a result of the addition of the Kinston manufacturing operations to the polyester segment.

Nylon Segment

Net sales for the nylon segment for the nine months ended March 26, 2006 decreased 15.2% when compared to the nine months ended March 27, 2005. Nylon segment volumes for the nine months ended March 26, 2006 decreased 22.6% when compared to the nine months ended March 26, 2006. Average selling prices increased 7.4% for the nine months ended March 26, 2006 relative to the nine months ended March 27, 2005 primarily due to raising sales prices early in the nine months ended March 26, 2006.

Gross profit from continuing operations for the nylon segment increased as a percent of sales from the nine months ended March 26, 2006 due to raising sales prices in the third quarter.

Selling, general and administrative expenses allocated to the nylon segment decreased as a percent of sales from the nine months ended March 27, 2005 primarily due to a reduced allocation percentage of selling, general and administrative expense to the nylon segment due to additional polyester business from the Kinston manufacturing operation.

Year Ended June 26, 2005 (52 Weeks) Compared to the Year Ended June 27, 2004 (52 Weeks)

The following table sets forth the loss from continuing operations components for each of our business segments for fiscal year 2005 and fiscal year 2004. The table also sets forth each of our segments’ net sales as a percent of total net sales, the net income components as a percent of total net sales and the percentage increase or decrease of such components over the prior year:

	Fiscal Year 2005		Fiscal Year 2004
		% of Total Net Sales		% of Total Net Sales	% Increase (Decrease)
	(in thousands, except percentages)
Net sales
Polyester	$587,008	73.9	$481,847	72.3	21.8
Nylon	206,788	26.1	184,536	27.7	12.1

Total	793,796	100.0	666,383	100.0	19.1
Cost of sales
Polyester	558,498	70.4	449,121	67.4	24.4
Nylon	204,219	25.7	176,862	26.5	15.5

Total	762,717	96.1	625,983	93.9	21.8
Selling, general and administrative expenses
Polyester	30,291	3.8	34,835	5.2	(13.0)
Nylon	11,920	1.5	11,128	1.7	7.1

Total	42,211	5.3	45,963	6.9	(8.2)
Restructuring charges (recovery)
Polyester	(212)	—	7,591	1.1	—
Nylon	(129)	—	638	0.1	—

Total	(341)	—	8,229	1.2	—
Arbitration costs and expense
Polyester	—	—	182	—	—
Alliance plant closure costs (recovery)
Polyester	—	—	(206)	—	—
Write down of long-lived assets
Polyester	—	—	25,241	3.8	—
Nylon	603	0.1	—	—	—

Total	603	0.1	25,241	3.8	(97.6)
Goodwill impairment
Polyester	—	—	13,461	2.0	—
Other (income) expenses	21,827	2.7	16,792	2.5	30.0

Loss from continuing operations before income taxes	(33,221)	(4.2)	(69,262)	(10.4)	(52.0)
Benefit from income taxes	(13,483)	(1.7)	(25,113)	(3.8)	(46.3)

Loss from continuing operations	(19,738)	(2.5)	(44,149)	(6.6)	(55.3)
Loss from discontinued operations, net of tax	(22,644)	(2.9)	(25,644)	(3.8)	(11.7)
Extraordinary gain—net of taxes of $0	1,157	0.1	—	—	—

Net loss	$(41,225)	(5.2)	$(69,793)	(10.5)	(40.9)

For fiscal year 2005, we recognized a $33.2 million loss from continuing operations before income taxes, which was a $36.0 million improvement from fiscal year 2004. The improvement in continuing operations was primarily attributable to $38.7 million in charges for asset write downs and goodwill impairment included in fiscal year 2004 that did not occur in 2005, consisted of a $25.2 million impairment of fixed assets in our domestic polyester segment and the writedown of $13.5 million of goodwill related to UTP. During fiscal year 2005, raw material prices declined slightly and selling prices increased slightly due in part to efforts to improve gross margin.

Consolidated net sales from continuing operations increased from $666.4 million to $793.8 million, or 19.1%, for fiscal year 2005. Included in fiscal year 2005 net sales amounts are $117.7 million related to revenue generated from the Kinston acquisition. Unit volume from continuing operations increased 19.6% for the year, while average net selling prices decreased by 0.4%. The primary driver of the increase in unit volumes is the Kinston acquisition. The increase in net selling price was reduced by 10.5% due to the Kinston operation which sold lower priced commodity products. See the polyester segment discussion below for further analysis on the effects of the Kinston acquisition on fiscal year 2005.

At the segment level, polyester dollar net sales accounted for 73.9% of consolidated net sales in fiscal year 2005 compared to 72.3% in fiscal year 2004. Nylon accounted for 26.1% of consolidated net sales for fiscal year 2005 compared to 27.7% for fiscal year 2004.

Gross profit from continuing operations decreased $9.3 million to $31.1 million for fiscal year 2005. This decrease is primarily attributable to higher volumes and lower average selling prices for the nylon segment resulting from a change in product mix from high-volume to premium value-added products and the polyester segment resulting from the Kinston acquisition and a delay in passing increased fiber prices to our customers during the first half of fiscal year 2005. We also recognized, as a reduction of cost of sales, cost savings and other benefits from our alliance with DuPont at the Kinston facility of $8.4 million in fiscal year 2005 compared to $38.2 million in fiscal year 2004. In addition, we sold off inventory during the fourth quarter of fiscal year 2005 that was slow moving at below cost in order to reduce our inventories and improve our working capital position, which resulted in a $3.1 million loss in fiscal year 2005.

Selling, general, and administrative expenses decreased by 8.2% or $3.8 million for fiscal year 2005. The decrease in selling, general, and administrative expenses was due to the downsizing of our corporate departments and reducing their related costs. During fiscal year 2005 we incurred approximately $1.1 million in professional fees associated with our efforts in becoming compliant with the Sarbanes-Oxley Act of 2002.

For fiscal year 2005, we recorded a $13.2 million provision for bad debts, compared to $2.4 million recorded in fiscal year 2004. The increase relates to our domestic operations and is primarily due to the write off of debts of one customer who filed for bankruptcy in May 2005, resulting in $8.2 million in additional bad debt expense. Fiscal year 2005 continued to be a challenging year for the U.S. textile industry, particularly in the apparel sector. The financial viability of certain customers continued to require close management scrutiny. Management believes that the reserve for uncollectible accounts receivable is adequate.

Interest expense increased from $18.7 million in fiscal year 2004 to $20.6 million in fiscal year 2005. The increase in interest expense was primarily due to the interest payable on the notes we issued to the seller in the Kinston acquisition. We had no outstanding borrowings on our old revolving credit facility at June 26, 2005 and June 27, 2004, and have had no borrowings on this facility since October 3, 2002. The weighted average interest rate of our debt outstanding at June 26, 2005 and June 27, 2004 was 6.7% and 6.4%, respectively. Interest income remained at $2.2 million in fiscal year 2004 and $2.2 million in fiscal year 2005.

Other income/expense decreased from $2.6 million of income in fiscal year 2004 to $2.3 million of income in fiscal year 2005. Fiscal year 2004 income included net gains from the sale of property and equipment of $3.2 million, offset by other expenses of $0.7 million. Fiscal year 2005 income includes net gains from the sale of property and equipment of $1.8 million and net unrealized gains on hedging contracts of $1.7 million, offset by charges relating to currency translations and other expenses of $0.9 million.

Equity in the net profits of our equity affiliates, PAL, USTF and UNF, totaled $6.9 million in fiscal year 2005 compared to equity in net loss of $6.9 million in fiscal year 2004. Our share of PAL’s earnings improved from a

$6.9 million loss in fiscal year 2004 to $6.4 million of income in fiscal year 2005. The increase in earnings is primarily attributable to PAL’s higher operating profit due primarily to lower cotton prices and realized net gains on cotton futures contracts. PAL realized gains on future contracts of $1.4 million in fiscal year 2005 compared to realized net losses of $4.7 million on future contracts for cotton purchases in fiscal year 2004. PAL is forecasting a profitable calendar year 2005 and we expect to continue to receive cash distributions from PAL.

We recorded minority interest income of $0.5 million for fiscal year 2005 compared to minority interest income of $6.4 million in fiscal year 2004. Minority interest recorded in our consolidated statements of operations primarily relates to the minority owner’s share of the earnings of UTP. See “—Joint Ventures and Other Equity Investments.”

In the fourth quarter of fiscal year 2005, our nylon segment recorded a $0.6 million charge to write down to fair value less cost to sell 166 textile machines that are held for sale.

We have established a valuation allowance against our deferred tax assets relating primarily to North Carolina income tax credits. The valuation allowance decreased $2.2 million in fiscal year 2005 compared to an increase of $2.6 million in fiscal year 2004. The gross decrease of $3.0 million in fiscal year 2005 consisted of the expiration of unused North Carolina income tax credits ($(2.2) million) and the expiration of a long-term capital loss carry forward ($0.8 million). Due to lower estimates of future state taxable income, the portion of the valuation allowance that relates to North Carolina income tax credits increased $0.8 million and $2.6 million in fiscal years 2005 and 2004, respectively. In fiscal year 2004, the increase to the reserve also included $0.8 million that related to a long-term capital loss carry forward that we did not expect to utilize before it was scheduled to expire in fiscal year 2005. The net impact of changes in the valuation allowance to the effective tax rate reconciliation for fiscal years 2005 and 2004 were 2.5% and 5.0%, respectively. The percentage decrease from fiscal year 2005 to fiscal year 2004 is primarily attributable to the stabilization of forecasted state taxable income.

We recognized an income tax benefit in fiscal year 2005 at a 40.6% effective tax rate compared to an income tax benefit at a 36.3% effective tax rate in fiscal year 2004. Fiscal year 2005 effective rate was positively impacted by a reduction in the change to the valuation allowance, an increase in the utilization of state tax losses and a change in the tax status of a subsidiary. Fiscal year 2005 effective rate was also positively impacted by the recording of a deferred tax asset for a foreign subsidiary that should have been previously recognized. We recorded this deferred tax asset of $1.2 million in the fourth quarter of fiscal year 2005. We evaluated the effect of the adjustment and determined that the differences were not material for any of the periods presented in our consolidated financial statements. Fiscal year 2005 effective tax rate was negatively impacted by the accrual required by management’s decision to repatriate approximately $15.0 million from controlled foreign corporations under the provisions of the AJCA.

The AJCA creates a temporary incentive for U.S. multinational corporations to repatriate accumulated income earned outside the United States by providing an 85% dividend received deduction for certain dividends from controlled foreign corporations. According to the AJCA, the amount of eligible repatriation is limited to the greater of $500.0 million and the amount described as permanently reinvested earnings outside the United States in the most recent audited financial statements filed with the SEC, on or before June 30, 2003. Dividends received must be reinvested in the U.S. in certain permitted uses. As a result of liquidating our European manufacturing operations, we have repatriated almost all excess cash that remained after re-investing approximately $30.0 million in YUFI, our Chinese joint venture. We have not made any changes to our position on the reinvestment of other foreign earnings.

As a result of the above and after restating fiscal year 2004 financial results for discontinued operations, we realized during fiscal year 2005 a net loss from continuing operations of $19.7 million or $(0.38) per share, a loss from discontinued operations—net of tax of $22.6 million or $(0.43) per share and an extraordinary gain—net of taxes of $1.2 million or $0.02 per share for a net loss of $41.2 million or $(0.79) per share compared to a fiscal year 2004 net loss from continuing operations of $44.1 million or $(0.85) per share and a loss from discontinued operations—net of tax of $25.6 million or $(0.49) per share for a net loss of $69.8 million or $(1.34) per share.

Polyester Operations

The following table sets forth the segment operating loss components for our polyester segment for fiscal year 2005 and fiscal year 2004. The table also sets forth the percent of net sales and the percentage increase or decrease over fiscal year 2004:

	Fiscal Year 2005		Fiscal Year 2004
		% of Net Sales		% of Net Sales	% Increase (Decrease)
	(in thousands, except percentages)
Net sales	$587,008	100.0	$481,847	100.0	21.8
Cost of sales	558,498	95.1	449,121	93.2	24.4
Selling, general and administrative expenses	30,291	5.2	34,835	7.2	(13.0)
Restructuring charges (recovery)	(212)	—	7,591	1.6	(102.8)
Arbitration costs and expenses	—	—	182	—	—
Alliance plant closure costs (recovery)	—	—	(206)	—	—
Write down of long-lived assets	—	—	25,241	5.2	—
Goodwill impairment	—	—	13,461	2.8	—

Segment operating loss	$(1,569)	(0.3)	$(48,378)	(10.0)	(96.8)

Fiscal year 2005 polyester net sales increased $105.2 million, or 21.8%, compared to fiscal year 2004. Our polyester segment sales volumes and average unit prices increased approximately 21.3% and 0.5%, respectively. The increase was due mainly to the Kinston acquisition on September 30, 2004, which contributed $77.9 million of net sales that were realized in the second half of fiscal year 2005.

Domestically, our polyester sales volumes increased 28.3% while average unit prices declined approximately 4.5%. Sales from our Brazilian texturing operation, on a local currency basis, increased 3.7% over fiscal year 2004 due primarily to sales price adjustments for changes in the inflation index which were significant during fiscal year 2005. The impact on net sales from this operation on a U.S. dollar basis as a result of the change in currency exchange rate was an increase of $6.1 million.

Gross profit on sales for our polyester operations decreased $4.2 million, or 12.9%, over fiscal year 2004, while gross margin (gross profit as a percentage of net sales) declined from 6.8% in fiscal year 2004 to 4.9% in fiscal year 2005. These decreases were primarily attributable to an increase in fixed and variable manufacturing costs which were 38.4% of net sales in fiscal year 2005 compared to 37.5% of net sales in fiscal year 2004. In addition, fiber cost increased as a percent of net sales from 52.6% in fiscal year 2004 to 54.8% in fiscal year 2005. We also recognized, as a reduction of cost of sales, cost savings and other benefits from our alliance with DuPont of $8.4 million and $38.2 million for fiscal years 2005 and 2004, respectively. Following the Kinston acquisition, the benefits to us from our alliance with DuPont ended.

Selling, general and administrative expenses for this segment decreased $4.5 million from fiscal year 2004 to fiscal year 2005. While the methodology to allocate domestic selling, general and administrative costs remains consistent between fiscal year 2004 and fiscal year 2005, the percentage of such costs allocated to each segment is determined at the beginning of every year based on specific cost drivers. The polyester segment’s share of these costs for fiscal year 2005 was lower compared to fiscal year 2004 due to increases in the nylon segment’s share of these cost drivers.

The polyester segment net sales, gross profit and selling, general and administrative expenses for fiscal year 2005 were 73.9%, 91.7% and 71.8%, respectively, of consolidated amounts compared to 72.3%, 81.0% and 75.8%, respectively, for fiscal year 2004.

Restructuring charges of $7.6 million in fiscal year 2004 were primarily caused by relocation of the air jet texturing business from Altamahaw, North Carolina, to Yadkinville, North Carolina, which resulted in an accrual for future lease obligations. During the third quarter of fiscal year 2004, management performed impairment testing for the domestic textured polyester business due to the continued challenging business conditions and reduction in volume and gross profit in the preceding quarter. As a result, management determined that our plant, property and equipment were impaired, and we recorded a $25.2 million write down of the assets. As a result of the testing, we also recorded a goodwill impairment charge of $13.5 million in the third quarter of fiscal year 2004 to eliminate the polyester segment’s goodwill.

Our international polyester pre-tax results of operations for the polyester segment’s Brazilian location declined $4.6 million in fiscal year 2005 over fiscal year 2004. This decline is primarily due to a 4.8% increase in the cost of fiber, a 4.5% decrease in volume and a $0.5 million increase in selling, general and administrative costs.

Nylon Operations

The following table sets forth the segment operating loss components for our nylon segment for fiscal year 2005 and fiscal year 2004. The table also sets forth the percent of net sales and the percentage increase or decrease over fiscal year 2004:

	Fiscal Year 2005		Fiscal Year 2004
		% of Net Sales		% of Net Sales	% Increase (Decrease)
	(in thousands, except percentages)
Net sales	$206,788	100.0	$184,536	100.0	12.1
Cost of sales	204,219	98.8	176,862	95.8	15.5
Selling, general and administrative expenses	11,920	5.8	11,128	6.0	7.1
Restructuring charges (recovery)	(129)	(0.1)	638	0.4	(120.2)
Write down of long-lived assets	603	0.3	—	—	—

Segment operating loss	$(9,825)	(4.8)	$(4,092)	(2.2)	140.1

Fiscal year 2005 nylon net sales increased $22.3 million, or 12.1%, compared to fiscal year 2004. Unit volumes for fiscal year 2005 increased 5.9% while the average selling price increased 6.2%. We acquired the Sara Lee hosiery yarn business for $2.6 million and completed the integration of its operations and sales volume during 2004. We entered in to a five-year branded apparel supply agreement with Sara Lee in April 2004. The increase in sales volume and price is primarily attributable to higher sales at retail resulting from the Sara Lee agreement. These incremental sales were offset by erosion in our U.S. customer base due primarily to an increase in the importation of socks into the domestic market and a decline in domestic demand for sheer hosiery products.

Gross profit for our nylon operations decreased $5.1 million, or 66.5%, over fiscal year 2004 while gross margin decreased from 4.2% in fiscal year 2004 to 1.2% in fiscal year 2005. These decreases are primarily attributable to reductions in per unit sales prices in excess of reduced unit costs for raw materials. Fiber costs increased from 62.0% of net sales in fiscal year 2004 to 64.5% of net sales in fiscal year 2005 due to the incremental change in product mix driven by the Sara Lee agreement. Fixed and variable manufacturing costs decreased as a percentage of sales from 30.9% in fiscal year 2004 to 30.6% in fiscal year 2005.

Selling, general and administrative expense for our nylon segment increased $0.8 million in fiscal year 2005. This increase is due to a significantly larger allocation of selling, general and administrative expenses based on cost drivers which were affected by increased sales volumes directly related to the Sara Lee agreement. The increase in volumes attributable to the Sara Lee agreement more than offset the overall reduction of selling, general and administrative expense that we realized.

The nylon segment net sales, gross profit and selling, general and administrative expenses for fiscal year 2005 were 26.1%, 8.3% and 28.2%, respectively, of consolidated amounts compared to 27.7%, 19.0% and 24.2%, respectively, for fiscal year 2004.

Restructuring expenses of $0.6 million in fiscal year 2004 were related to severance. In June 2005, we entered into a contract to sell 166 machines held by the nylon segment. As a result, a $0.6 million impairment of long-lived assets was recorded to write the assets down to their fair value less cost to sell.

Year Ended June 27, 2004 (52 weeks) Compared to the Year Ended June 29, 2003 (52 Weeks)

The following table sets forth the loss from continuing operations components for each of our business segments for fiscal year 2004 and fiscal year 2003. The table also sets forth each of our segments’ net sales as a percent of total net sales, the net income components as a percent of total net sales and the percentage increase or decrease of such components over the prior year:

	Fiscal Year 2004		Fiscal Year 2003
		% of Total Net Sales		% of Total Net Sales	% Increase (Decrease)
	(in thousands, except percentages)
Net sales
Polyester	$481,847	72.3	$541,348	72.4	(11.0)
Nylon	184,536	27.7	206,333	27.6	(10.6)

Total	666,383	100.0	747,681	100.0	(10.9)
Cost of sales
Polyester	449,121	67.4	480,417	64.3	(6.5)
Nylon	176,862	26.5	195,412	26.1	(9.5)

Total	625,983	93.9	675,829	90.4	(7.3)
Selling, general and administrative expenses
Polyester	34,835	5.2	36,773	4.9	(5.3)
Nylon	11,128	1.7	11,409	1.5	(2.5)

Total	45,963	6.9	48,182	6.4	(4.6)
Restructuring charges (recovery)
Polyester	7,591	1.1	7,161	1.0	6.0
Nylon	638	0.1	3,436	0.5	(81.4)

Total	8,229	1.2	10,597	1.5	(22.3)
Arbitration costs and expense
Polyester	182	—	19,185	2.6	(99.1)
Alliance plant closure costs (recovery)
Polyester	(206)	—	(3,486)	(0.5)	(94.1)
Write down of long-lived assets
Polyester	25,241	3.8	—	—	—
Nylon	—	—	—	—	—

Total	25,241	3.8	—	—	—
Goodwill impairment
Polyester	13,461	2.0	—	—	—
Other (income) expenses	16,792	2.5	16,054	(2.1)	4.6

Loss from continuing operations before income taxes	(69,262)	(10.4)	(18,680)	(2.5)	270.8
Benefit from income taxes	(25,113)	(3.8)	(2,590)	(0.3)	869.6

Loss from continuing operations	(44,149)	(6.6)	(16,090)	(2.2)	174.4
Loss from discontinued operations, net of tax	(25,644)	(3.9)	(11,087)	(1.5)	131.3

Net loss	$(69,793)	(10.5)	$(27,177)	(3.6)	156.8

For the fiscal year 2004, we recognized a $44.1 million loss from continuing operations, which was a $28.1 million increase from fiscal year 2003. The increase in the loss from continuing operations was primarily attributable to $25.2 million in charges for long-lived asset write downs and $13.5 million for goodwill impairments relating to our polyester segment. The decline in income was offset by a decrease of $1.5 million in LIFO reserves during fiscal year 2004. The primary drivers to fiscal year 2004 inventory adjustments were decreases in polyester raw material pricing over fiscal year 2003.

Consolidated net sales from continuing operations decreased from $747.7 million to $666.4 million, or 10.9%, for fiscal year 2004. Unit volumes from continuing operations decreased 7.5% for fiscal year 2004, while average net selling prices declined by 3.4%. These decreases were primarily due to the effects of the weak economy and reduced consumer spending which impacted textile and apparel manufacturers. Additionally, the importation of fabric and apparel primarily from Asia into the domestic market continued to erode the business of our U.S.-based customers, causing us to lose more market share.

At the segment level, polyester dollar net sales accounted for 72.3% of consolidated net sales in fiscal year 2004 compared to 72.4% in fiscal year 2003. Nylon accounted for 27.7% of consolidated net sales for fiscal year 2004 compared to 27.6% for fiscal year 2003. Sourcing was formalized and commenced operations during January 2004. The first six months of operations clearly reflected that the business was in its start-up phase.

Gross profit decreased $31.5 million to $40.4 million during fiscal year 2004. The reduction compared to fiscal year 2003 was primarily attributable to an increase in fixed and variable manufacturing costs as a result of lower volumes and a deferral in the benefits from restructuring that were realized later in the fiscal year.

Selling, general, and administrative expenses decreased by 5.5% or $1.9 million for fiscal year 2004. The decrease in selling, general, and administrative expenses was primarily due to our efforts through restructuring to downsize our corporate departments and reduce their related costs. During fiscal year 2004, we incurred $0.7 million in consulting charges associated with our effort in becoming compliant with the Sarbanes-Oxley Act of 2002.

For fiscal year 2004, we recorded a $2.4 million provision for bad debts. This compares to $3.8 million recorded in fiscal year 2003. Fiscal year 2004 continued to be a challenging year for the U.S. textile industry, particularly in the apparel sector while the financial viability of certain customers continued to require close management scrutiny in difficult economic and industry conditions.

Interest expense decreased from $19.7 million in fiscal year 2003 to $18.7 million in fiscal year 2004. The decrease in interest expense was a function of both lower levels of debt and lower weighted average interest rates throughout fiscal year 2004 compared to fiscal year 2003. We had no outstanding borrowings on our old revolving credit facility at June 27, 2004 and June 29, 2003, and have had no borrowings on this facility since October 3, 2002. The weighted average interest rate of our debt outstanding at June 27, 2004 and June 29, 2003 was 6.4% and 6.3%, respectively. Interest income increased from $1.4 million in fiscal year 2003 to $2.2 million in fiscal year 2004 due primarily to an increase in the interest rate earned by our Brazilian operation on its bank deposits.

Other income/expense increased from $0.1 million of income in fiscal year 2003 to $2.6 million of income in fiscal year 2004. Fiscal year 2003 income included the recognition of non-refundable fees collected in the amount of $1.0 million associated with a technology license agreement. Fiscal year 2004 income included net gains from the sale of property and equipment of $3.2 million, offset by other expenses of $0.7 million.

Equity in the net losses, to the extent recognized, of our equity affiliates, PAL, USTF and UNF totaled $6.9 million in fiscal year 2004 compared to equity in net income of $10.7 million in fiscal year 2003. The decrease in net income primarily related to our investment in PAL. Our share of PAL’s net losses in fiscal year 2004 was

$6.9 million compared to net income of $11.7 million in fiscal year 2003. PAL’s earnings from operations decreased primarily due to increased cotton prices that it was unable to pass on to its customers due to sales contract commitments. In addition, PAL realized $4.7 million of net losses on futures contracts for cotton purchases in fiscal year 2004 compared to $3.0 million in net gains on futures contracts in fiscal year 2003.

We recorded minority interest income of $6.4 million for fiscal year 2004 compared to an expense of $4.8 million in fiscal year 2003. Minority interest recorded in our consolidated statements of operations primarily related to the minority owner’s share of the earnings and cash flows of UTP. UTP was formed with Burlington Industries, Inc., which is now known as ITG, on May 29, 1998, whereby Unifi had an 85.4% ownership interest and ITG had a 14.6% interest. For the first five years, ITG was entitled to the first $9.4 million of annual net earnings and the first $12.0 million of UTP’s cash flows on an annual basis, less the amount of UTP net earnings. Subsequent to June 2, 2003, earnings and cash flows of UTP were allocated based on ownership percentages.

After discontinued operations reclassifications, we recorded restructuring charges in fiscal years 2004 and 2003 of $8.2 million and $10.6 million, respectively. Due to the challenging business conditions over the past two fiscal years, we found it necessary to implement restructuring plans in both years. Fiscal year 2003 restructuring plan consisted primarily of employee severance and related costs for approximately 450 employees.

On April 4, 2001, DuPont shut its Cape Fear POY facility allowing for the acceleration of the benefits of our alliance with DuPont by shutting down older filament manufacturing operations and transferring production to lower cost, more modern and flexible assets. As a result, we recognized, in the fourth quarter of 2001, a $15.0 million charge for our 50% share of the severance and costs to dismantle the facility. As of March 28, 2004, the project was completed and our actual share of the severance and dismantlement costs was $11.3 million. Accordingly, in fiscal years 2004 and 2003, we reflected reductions of previously recorded amounts of $0.2 million and $3.5 million, respectively, in our consolidated statements of operations.

We concluded arbitration proceedings with DuPont regarding the alliance with respect to the Kinston facility in June 2003. We paid the award owed by us to DuPont as a result of the arbitration panel ruling in June 2003. In addition, the line item “Arbitration costs and expenses” in our consolidated statements of operations includes professional fees incurred throughout the applicable fiscal year. In fiscal year 2004, only $0.2 million of legal fees were related to DuPont’s claim.

As discussed above in our comparison of fiscal year 2005 to fiscal year 2004, in fiscal year 2004, we recorded a goodwill impairment charge of $13.5 million in the polyester segment. In addition, we were also required to record an impairment charge of $25.2 million relating to our long-lived domestic polyester assets. For further discussion, see Note 14 “Impairment Charges” in our audited consolidated financial statements.

We have established a valuation allowance against our deferred tax assets relating primarily to North Carolina income tax credits and a long term capital loss carry forward. The valuation allowance increased $2.6 million in fiscal year 2004 compared to an increase of $2.7 million in fiscal year 2003. The gross increase of $3.5 million in fiscal year 2004 was partially offset by a $0.8 million deduction to the valuation allowance due to the expiration of unused North Carolina income tax credits, which were written off in fiscal year 2004. Due to lower estimates of future state taxable income, the portion of the valuation allowance that relates to North Carolina income tax credits increased $2.6 million and $2.7 million in fiscal years 2004 and 2003, respectively. In fiscal year 2004, the increase to the reserve also included $0.8 million that related to a long-term capital loss carry forward that we did not expect to utilize before it was scheduled to expire in fiscal year 2005. The net impact of changes in the valuation allowance to the effective tax rate reconciliation for fiscal years 2004 and 2003 was 5.0% and 14.6%, respectively. The percentage decrease from fiscal year 2004 to fiscal year 2003 is primarily attributable to the larger pre-tax loss in fiscal year 2004 compared to fiscal year 2003.

We recognized a tax benefit in fiscal year 2004 at a 36.3% effective tax rate compared to a tax benefit at a 13.9% effective tax rate in fiscal year 2003. A primary reason for the difference between the statutory and effective tax rate in both fiscal years 2004 and 2003 is changes to the deferred tax asset valuation allowance relating primarily to North Carolina income tax credits. Fiscal year 2004 effective tax rate was positively impacted by a decrease in gains realized from surrendering life insurance policies, a reduction in the change to the valuation allowance, and an increase in the utilization of state tax losses. In fiscal year 2003, the effective tax rate was negatively impacted by an increase in the valuation allowance relating primarily to North Carolina income tax credits. Additionally, due to a change in the legal entity structure, a deferred tax asset associated with a state net operating loss carry forward was written off in fiscal year 2003. The combined effect of the above items in fiscal years 2004 and 2003 was partially offset by the earnings of certain foreign operations, which were taxed at lower effective tax rates than the U.S. statutory rate.

As a result of the above and after restating our financial results for discontinued operations, we realized during fiscal year 2004 a net loss from continuing operations of $44.1 million or $(0.85) per share and a loss from discontinued operations—net of tax of $25.6 million or $(0.49) per share for a net loss of $69.8 million or $(1.34) per share compared to a fiscal year 2003 net loss from continuing operations of $16.1 million or $(0.30) per share and a loss from discontinued operations—net of tax of $11.1 million or $(0.21) per share for a net loss of $27.2 million or $(0.51) per share.

Polyester Operations

The following table sets forth the segment operating profit components for our polyester segment for fiscal year 2004 and fiscal year 2003. The table also sets forth the percent of net sales and the percentage increase or decrease over fiscal year 2003:

	Fiscal Year 2004		Fiscal Year 2003
		% of Net Sales		% of Net Sales	% Increase (Decrease)
	(in thousands, except percentages)
Net sales	$481,847	100.0	$541,348	100.0	(11.0)
Cost of sales	449,121	93.2	480,417	88.7	(6.5)
Selling, general and administrative expenses	34,840	7.2	36,773	6.8	(5.3)
Restructuring charges (recovery)	7,591	1.6	7,161	1.3	6.0
Arbitration costs and expenses	182	—	19,185	3.5	(99.1)
Alliance plant closure costs (recovery)	(206)	—	(3,486)	(0.6)	(94.1)
Write down of long-lived assets	25,241	5.2	—	—	—
Goodwill impairment	13,461	2.8	—	—	—

Segment operating profit (loss)	$(48,383)	(10.0)	$1,298	0.3	(3,827.5)

Fiscal year 2004 polyester segment net sales decreased $59.5 million, or 11.0%, compared to fiscal year 2003. The decrease from fiscal year 2003 was primarily attributable to a continuing reduction of average unit prices and volumes as the effects of the weak economy and reduced consumer spending impacted textile and apparel manufacturers. Additionally, the importation of fabric and apparel primarily from Asia into the domestic market continued to erode the business of our U.S. based customers. For fiscal year 2004, our polyester segment’s sales volumes and average unit prices declined approximately 8.4% and 2.6%, respectively. Domestically, our polyester sales volumes declined 12.50% while average unit prices declined approximately 3.1%. Sales from our Brazilian texturing operation, on a local currency basis, increased 6.7% over fiscal year 2003 due primarily to sales price adjustments for changes in the inflation index which were significant during fiscal year 2004 and a 10.9% increase in volumes. The impact on net sales from this operation on a U.S. dollar basis as a result of the change in currency exchange rate was an increase of $8.9 million.

Gross profit on sales for our polyester operations decreased $28.2 million, or 46.3%, over fiscal year 2003, while gross margin (gross profit as a percentage of net sales) declined from 11.3% in fiscal year 2003 to 6.8% in fiscal year 2004. These decreases were primarily attributable to an increase in fixed and variable manufacturing costs which were 37.5% of net sales in fiscal year 2004 compared to 31.0% of net sales in fiscal year 2003 as a result of lower volumes. In addition, we recognized, as a reduction of cost of sales, cost savings and other benefits from our alliance with DuPont of $38.2 million and $34.6 million for fiscal years 2004 and 2003, respectively.

Selling, general and administrative expenses for this segment decreased $1.9 million from fiscal year 2003 to 2004. This decrease was primarily due to reductions of salaries and benefits as a result of restructurings in fiscal year 2004. While the methodology to allocate domestic selling, general and administrative costs remained consistent between fiscal year 2003 and fiscal year 2004, the percentage of such costs allocated to each segment was determined at the beginning of every year based on specific cost drivers. The polyester segment’s share of such costs for fiscal year 2004 was consistent with fiscal year 2003.

Pre-tax results of operations for our polyester segment’s Brazilian location improved $0.4 million in fiscal year 2004 over fiscal year 2003. This improvement in the Brazilian operations reflected improved manufacturing efficiencies, an expanded customer base and continued efforts to increase sales of value-added products.

The polyester segment net sales, gross profit and selling general and administrative expenses for fiscal year 2004 were 72.2%, 81.3% and 75.2%, respectively, of consolidated amounts compared to 72.4%, 84.8% and 76.3%, respectively, for fiscal year 2003.

Nylon Operations

The following table sets forth the segment operating loss components for our nylon segment for fiscal year 2004 and fiscal year 2003. The table also sets forth the percent of net sales and the percentage increase or decrease over fiscal year 2003:

	Fiscal Year 2004		Fiscal Year 2003
		% of Net Sales		% of Net Sales	% Increase (Decrease)
	(in thousands, except percentages)
Net sales	$184,536	100.0	$206,333	100.0	(10.6)
Cost of sales	176,862	95.8	195,412	94.7	(9.5)
Selling, general and administrative expenses	11,128	6.0	11,409	5.5	(2.5)
Restructuring charges (recovery)	638	0.4	3,436	1.7	81.4

Segment operating loss	$(4,092)	(2.2)	$(3,924)	(1.9)	4.3

Fiscal year 2005 nylon net sales decreased $21.8 million, or 10.6%, compared to fiscal year 2003. Unit volumes for fiscal year 2004 decreased by 0.1%, while average sales prices, based on product mix, decreased 10.5%. The reductions in sales volume and price continued to be primarily attributable to slower sales at retail resulting from the uncertain economy and consumer spending. Additionally, importation of fabric and apparel into the domestic market continued to erode the business of our U.S. based customers.

Gross profit for our nylon segment decreased $3.2 million, or 29.7% over fiscal year 2003 while gross margin decreased from 5.3% in fiscal year 2003 to 4.2% in 2004. These decreases are primarily attributable to reductions in per unit sales prices in excess of reduced unit costs for raw materials. Fixed and variable manufacturing costs increased as a percentage of sales from 30.5% in fiscal year 2003 to 30.9% in fiscal year 2004.

Selling, general and administrative expense for our nylon segment decreased $0.3 million in fiscal year 2004 compared to fiscal year 2003. This decrease was similar to the decrease realized in our polyester segment. See further discussion on selling, general and administrative expenses under the polyester segment above for further explanation.

The nylon segment net sales, gross profit and selling, general and administrative expenses for fiscal year 2004 were 27.6%, 19.1% and 24.0%, respectively, of consolidated amounts compared to 27.6%, 15.2% and 23.7%, respectively, for fiscal year 2003.

We took a $3.4 million restructuring charge in 2003 related to severance and employee-related costs arising from a global restructuring of our business and workforce reduction.

Liquidity and Capital Resources

Cash Provided by Continuing Operations

Cash provided by continuing operations was $23.2 million for the nine months ended March 26, 2006, compared to cash used in continuing operations of $23.1 million for the nine months ended March 27, 2005. The primary reason for the increase in cash from operating activities was that net loss decreased by $23.3 million to $9.0 million in the nine months ended March 26, 2006 from $32.2 million in the nine months ended March 27, 2005. The loss from discontinued operations for the nine months ended March 27, 2005 of $26.3 million, which primarily related to the closure of the Ireland manufacturing facility, increased cash from continuing operations. The net change in assets and liabilities decreased by $37.6 million to a $7.5 million use of cash in the nine months ended March 26, 2006 from a $45.1 million use of cash in the nine months March 27, 2005. This decrease was primarily due to the Kinston acquisition in September 2004, which initially increased working capital. All working capital changes have been adjusted to exclude currency translation effects.

While we had a net loss in fiscal year 2005, we generated $28.8 million of cash from continuing operations in fiscal year 2005 primarily due to depreciation and amortization of $52.9 million, lower inventories of $20.6 million, a provision for bad debt of $13.2 million that was increased by the write-off of Collins & Aikman receivables, asset impairment charges of $0.6 million and income taxes of $0.2 million, as compared to $11.4 million for fiscal year 2004. Continuing operations cash uses included the net loss from continuing operations of $41.2 million, decreases in deferred taxes of $19.1 million, reductions in accounts payable and accrued expenses of $10.9 million, income from unconsolidated equity affiliates of $2.3 million, other amounts of $2.1 million, gains from the sale of capital assets of $1.8 million, increases in accounts receivable of $1.5 million and recoveries of restructuring charges of $0.3 million. The primary items affecting deferred taxes were depreciation in excess of federal tax depreciation, increases in reserves for accounts receivable and severance and increases in net operating losses which reduced the deferred tax obligation by $10.0 million, $3.6 million, and $4.1 million, respectively. The decrease in inventories was primarily the result of our inventory reduction program in the fourth quarter of fiscal year 2005.

Cash provided by continuing operations was $11.4 million for fiscal year 2004 based on net loss of $69.8 million. Non-cash components of net loss were depreciation and amortization of $57.6 million, write-downs of long-lived assets of $25.2 million, goodwill impairment charges of $13.5 million, losses of unconsolidated equity affiliates of $8.7 million, non-cash restructuring charges of $7.2 million and the provision for bad debt of $2.4 million. Cash uses from continuing operations included a reduction of deferred taxes of $28.2 million, decreases in accounts payable and accrued expenses of $13.5 million, increases in accounts receivable of $9.0 million, other items of $3.8 million, gain on sales of assets $3.2 million, decreased inventories of $0.8 million and decreases in other current assets of $0.7 million. The accounts payable decrease includes $25.0 million representing a delayed billing payment resulting from a vendor’s inability to invoice us for an extended period of time due to technical issues associated with the vendor’s software system. The decrease in deferred taxes primarily relates to a goodwill impairment write-down of $13.5 million, long-lived asset write-downs totaling $25.2 million, and book depreciation in excess of federal tax depreciation of $30.5 million.

Cash provided by continuing operations was $87.1 million for fiscal year 2003 based on net loss of $27.2 million. Depreciation and amortization was $65.3 million. We also received an income tax refund of $13.9 million in fiscal year 2003. In fiscal year 2003, we also had decreases in accounts receivable of $8.8 million, increases in accounts payable and accrued expenses of $7.7 million, non-cash portion of restructuring charges of

$7.2 million, losses of unconsolidated equity affiliates of $4.2 million, provision for bad debt and quality claims of $3.8 million, other items of $1.5 million and losses on asset sales of $0.4 million, offset by a reduction in deferred income taxes of $5.1 million and increased inventories of $4.9 million.

The line item “Other” in the cash provided by continuing operating activities section of our consolidated statements of cash flows primarily includes minority interest and an increase or decrease in cash surrender value of life insurance policies. Working capital changes have been adjusted to exclude the effects of acquisitions and currency translation for all years presented, where applicable. Net working capital at June 26, 2005 was $242.4 million.

Cash Used in Investing Activities

We utilized $34.5 million for net investing activities and $24.1 million in net financing activities during the nine months ended March 26, 2006 compared to $0.5 million and $2.4 million, respectively, for the nine months ended March 27, 2005. The primary cash expenditures during this period included $30.2 million in investment in YUFI, $24.4 million for payment of long-term debt and $9.8 million for capital expenditures offset by decreased restricted cash of $2.8 million, proceeds from the sale of capital assets of $2.4 million, other investing activities of $0.3 million and other financing activities of $0.3 million. The primary cash expenditures for the year-to-date period ended March 27, 2005 included $5.9 million of capital expenditures and $2.8 million of restricted cash with regard to a forward exchange contract relating to the sale of the manufacturing facility in Ireland. Offsetting the cash expenditures were an increase in investments in foreign restricted assets of $2.8 million and a return of capital from an equity affiliate of $6.1 million.

We utilized net cash of $4.7 million for investing activities in fiscal year 2005, which included $9.4 million for capital expenditures, $1.4 million for acquisition related costs, and $2.8 million for a deposit of restricted cash. These amounts were offset by $6.1 million for return of capital on investments from equity affiliates, $2.3 million of proceeds from sales of capital assets and $0.4 million, net of other investing activities. Net cash provided by financing activities increased by $0.1 million in fiscal year 2005 due to the issuance of common stock pursuant to the exercise of stock options. Since October 3, 2002, we have had no amounts outstanding under our old revolving credit facility.

We utilized $5.8 million for net investing activities and $8.5 million for net financing activities during fiscal year 2004. Significant expenditures during this period included $11.1 million for capital expenditures which included the $2.6 million purchase of the Sara Lee assets, and $3.6 million in capitalized software costs. Additionally, $8.4 million was expended for repurchasing our stock.

We utilized $11.2 million for net investing activities and $29.9 million for net financing activities during fiscal year 2003. Significant expenditures during this period included $23.0 million for capital expenditures which included the purchase of the corporate office building and land in Greensboro, North Carolina from our Retirement Savings Plan, upgrading the primary software system used to operate our business and upgrading plant equipment. During fiscal year 2003, we collected, in full, our note receivable from UNF. Additionally, $23.0 million was expended for net retirements of long-term debt.

Long-Term Debt

We intend to use the net proceeds of the Offering, along with cash on hand, to refinance our existing 2008 notes. Concurrent with the closing of the issuance of the Notes, we will also enter into the amended revolving credit facility.

Tender Offer for the 2008 Notes.    On April 28, 2006, we commenced a tender offer for all of our outstanding $250.0 million in aggregate principal amount of 2008 notes, simultaneously with a consent solicitation from the holders of the 2008 notes to remove substantially all of the restrictive covenants and certain events of default under the indenture governing the 2008 notes. The tender offer consideration being offered is $970.00 per $1,000 in aggregate principal amount of the 2008 notes validly tendered plus all accrued but unpaid interest to, but not including, the applicable payment date. All holders of 2008 notes tendering at or prior to 5:00 p.m. on May 11, 2006 or such later date as determined by us will be eligible to receive in addition to the tender consideration a consent payment of $30.00 per $1,000 in aggregate principal amount of 2008 notes validly tendered. The tender offer is subject to the consummation of the Offering, the execution of the amended revolving credit facility, obtaining the requisite consents from the holders of the 2008 notes to remove the restrictive covenants under the indenture and certain other customary conditions. The tender offer is currently scheduled to expire on May 25, 2006 or such later date as determined by us. The 2008 notes that are not tendered and purchased in the tender offer will remain outstanding in accordance with their amended terms. We intend to fund the purchase price in the tender offer with available cash and proceeds from the Offering. As a result of the tender offer and the Offering, we expect that our interest expense will increase significantly.

Senior Secured Notes.    The Notes are expected to mature in 2014. The Notes will be issued under an indenture expected to contain customary restrictive covenants.

Amended Revolving Credit Facility.    We have a $100.0 million old revolving credit facility that terminates on December 7, 2006. Concurrently with the Offering, we intend to amend our existing senior secured asset-based revolving credit facility, which we refer to as the “old revolving credit facility,” to extend its maturity to 2011, permit the Offering, give Unifi the option to increase the facility by an additional $50.0 million under certain circumstances and revise some of its other terms and covenants. The amended revolving credit facility is expected to mature in 2011. The borrowings under the amended revolving credit facility are expected to be collateralized by first-priority liens, subject to permitted liens, in among other things, our inventory, accounts receivable, general intangibles (other than uncertificated capital stock of subsidiaries and other persons), investment property (other than capital stock of subsidiaries and other persons), chattel paper, documents, instruments, letter of credit rights, deposit accounts and other related personal property and all proceeds relating to any of the above and by second-priority liens, subject to permitted liens, on our and our subsidiary guarantors’ assets that will secure the Notes and guarantees on a first-priority basis, in each case, other than certain excluded assets. Our ability to borrow under our amended revolving credit facility is expected to be limited to a borrowing base equal to specified percentages of eligible accounts receivable and inventory and will be subject to other conditions and limitations. We expect that no amounts will be drawn and that $93.7 million will be available for borrowing under the borrowing base of this facility upon completion of the refinancing transactions. See “Description of Other Indebtedness—Amended Revolving Credit Facility.”

Liquidity Assessment

In addition to our normal operating cash and working capital requirements and service of our indebtedness, following the completion of the refinancing transactions, we will also require cash to fund capital expenditures and enable cost reductions through restructuring projects as follows:

•	Capital Expenditures. We have no current commitment to make any significant capital expenditures during fiscal year 2006, but we have budgeted between $12.0 million and $13.0 million during fiscal year 2006, of which we had spent $9.8 million as of March 26, 2006. Our total capital expenditures for fiscal 2007 are currently projected to be approximately $15.0 million. Our capital expenditures primarily relate to maintenance of existing assets and equipment and technology upgrades. Management continuously evaluates opportunities to further reduce production costs, and we may incur additional capital expenditures from time to time as we pursue new opportunities for further cost reductions.

•	Restructuring/Cost Reductions. On April 20, 2006, we reorganized our domestic business operations, and as a result, we expect to record a restructuring charge for severance of approximately $1.0 million in the fourth quarter of fiscal year 2006. Approximately 40 management level salaried employees were affected by the plan of reorganization. In connection with our acquisition strategy, we may incur additional restructuring charges, including severance payments and other related expenses.

•	Joint Venture Investments. We may from time to time increase our interest in our joint ventures, sell our interest in our joint ventures, invest in new joint ventures or transfer idle equipment to our joint ventures.

We believe that, based on current levels of operations and anticipated growth, cash flow from operations, together with other available sources of funds, including borrowings under our amended revolving credit facility and the Notes, will be adequate to complete the refinancing transactions and pay related transaction expenses and to fund anticipated capital and other expenditures and to satisfy our working capital requirements for at least the next 12 months.

Our ability to meet our debt service obligations and reduce our total debt will depend upon our ability to generate cash in the future which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control. We may not be able to generate sufficient cash flow from operations and future borrowings may not be available to us under our amended revolving credit facility in an amount sufficient to enable us to repay our debt, including the Notes, or to fund our other liquidity needs. If our future cash flow from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional debt or equity capital or restructure or refinance all or a portion of our debt, including the Notes, on or before maturity. We may not be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In addition, the terms of our existing and future indebtedness, including the Notes and our amended revolving credit facility, are expected to limit our ability to pursue any of these alternatives. Some risks that could adversely affect our ability to meet our debt service obligations include, but are not limited to, intense domestic and foreign competition in our industry, general domestic and international economic conditions, changes in currency exchange rates, interest and inflation rates, the financial condition or our customers and the operating performance of joint ventures, alliances and other equity investments.

Other Factors Affecting Liquidity

Stock Repurchase Program.    Effective July 26, 2000, our Board of Directors increased the remaining authorization to repurchase up to 10.0 million shares of our common stock. We purchased 1.4 million shares in fiscal year 2001 for a total of $16.6 million. There were no significant stock repurchases in fiscal year 2002. Effective April 24, 2003, the Board of Directors re-instituted the stock repurchase program. Accordingly, we purchased 0.5 million shares in fiscal year 2003 and 1.3 million shares in fiscal year 2004. At June 26, 2005, we had remaining authority to repurchase approximately 6.8 million shares of our common stock under the repurchase plan. The repurchase program was suspended in November 2003, and we have no immediate plans to reinstitute the program.

Acquisitions.    On September 30, 2004, we completed the Kinston acquisition, including inventories, for a purchase price of approximately $24.4 million which was financed with a seller note. The acquisition resulted in the termination of our alliance agreement with DuPont.

As part of the Kinston acquisition and upon finalizing the quantities and value of the acquired inventory, Unifi Kinston, LLC, a subsidiary of the Company, entered into a $24.4 million five-year loan agreement. The loan, which calls for interest only payments for the first two years, bore interest at 10% per annum and was payable in arrears each quarter commencing December 31, 2004 until paid in full. Quarterly principal payments of approximately $2.0 million were due beginning December 31, 2006 with the final payment due September 30, 2009. The loan agreement contained customary covenants for asset based loans including a required minimum collateral value ratio of 1.0 to 1.0 and a pre-defined maximum leverage ratio. The loan was secured by all of the business assets held by Unifi Kinston, LLC. On July 25, 2005, we made a $24.4 million pre-payment, plus accrued interest, paying off the loan in full.

Environmental Liabilities.    The land associated with the Kinston acquisition is leased pursuant to a 99 year Ground Lease with DuPont. Since 1993, DuPont has been investigating and cleaning up the Kinston site under the supervision of the U.S. Environmental Protection Agency and the North Carolina Department of Environment and Natural Resources pursuant to the Resource Conservation and Recovery Act Corrective Action Program. The Corrective Action Program requires DuPont to identify all solid waste management units or areas of concern, assess the extent of contamination at the identified areas and clean them up to applicable regulatory standards. Under the terms of the Ground Lease, upon completion by DuPont of required remedial action, ownership of the Kinston site will pass to us. Thereafter, we will have responsibility for future remediation requirements, if any, at the solid waste management units and areas of concern previously addressed by DuPont and at any other areas at the plant. At this time we have no basis to determine if and when we will have any responsibility or obligation with respect to the solid waste management units and areas of concern or the extent of any potential liability for the same. Accordingly, the possibility that we could face material clean-up costs in the future relating to the Kinston facility cannot be eliminated. In addition, the Company is evaluating several options with respect to the upgrade of its industrial boilers at the Kinston site. The estimated investment ranges from $0 to $1.4 million. No determination has been made with respect to which alternative to pursue, if any.

Joint Ventures.    We have invested $30 million in cash in our Chinese joint venture, YUFI, for our 50% equity interest which we paid using the proceeds of capital asset sales relating to the closure of our European manufacturing operations.

Contractual Obligations

Our significant long-term debt and other known contractual obligations as of June 26, 2005, as adjusted to give effect to the refinancing transactions, were as follows:

	Cash Payments Due by Period
Description of Commitment	Total	Less Than 1 year	1-3 Years	3-5 Years	More Than 5 years
	(in thousands)
New secured notes(1)	$225,000	$—	$—	$—	$225,000
Other long-term debt(2)	40,040	33,647	4,853	773	767
Interest on long-term debt	181,525	23,461	45,405	45,131	67,528
Purchase obligations:
Nylon yarn procurement—U.S.(3)	46,120	23,794	22,326	—	—
Operating leases	15,395	3,316	11,773	306	—
Pension liability	6,141	6,141	—	—	—
China joint venture	30,000	30,000	—	—	—
Other long-term liabilities(4)	838	838	—	—	—

	$545,059	$121,197	$84,357	$46,210	$293,295

(1)	The Notes are expected to mature in 2014.
(2)	Consists of interest in the Notes (at an assumed rate) and interest on other long-term debt.
(3)	Our nylon segment has a five year supply agreement with UNF. We are obligated to purchase certain to be agreed upon quantities of yarn production from UNF. Since neither UNF nor we submitted an advanced notice of termination to the other party on or before April 28, 2003, the agreement was automatically renewed for a period of two years beyond the original five year term, and therefore, is set to expire on April 28, 2007. The agreement does not provide for a fixed or minimum amount of yarn purchases, therefore there is a degree of uncertainty associated with the obligation. Accordingly, we have estimated our obligation under the agreement based on past history and internal projections.
(4)

Other long-term liabilities include a liability to the Investment and Development Agency in Ireland for a research and development grant awarded to our Irish facility for approved projects that would culminate in new products and processes. Because we closed this manufacturing facility prior to meeting all of the requirements set forth in the grant, we have not recorded the grant as an offset to our operating costs.

Effective November 1, 2004, we entered into a new chip supply agreement with Nanya’s Plastics Corp. of America, or “Nanya.” The original term of the agreement is for a period of three years commencing November 1, 2004 and terminating on October 31, 2007. Under the agreement, we are obligated to purchase all of our requirement of semi-dull chip and full bright chip for our Yadkinville, North Carolina spinning plant from Nanya; however, there is no minimum purchase amount required. Nanya is obligated to provide us a continuous supply of chip which is in strict compliance with specified physical and chemical properties from its Lake City, South Carolina plant.

Off Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Supplemental Quarterly Financial Data

The following table presents our revenues and our calculation of EBITDA and adjusted EBITDA reconciled to net loss for each of our most recent seven fiscal quarters. For a description of the various adjustments set forth below, please see Note 1 to “Summary Historical Financial Data.” The data set forth below for all of the periods presented are not necessarily indicative of the results to be expected for the full year or for any future period. All of the data set forth below should also be read in conjunction with “Selected Historical Financial Data,” “Management's Discussion and Analysis of Financial Condition and Results of Operations,” “Non-GAAP Financial Measures” and our consolidated financial statements.

	Quarters Ended
	March 26, 2006	December 25, 2005	September 25, 2005	June 26, 2005	March 27, 2005	December 26, 2004	September 26, 2004
	(in thousands)
Revenues	$181,398	$191,117	$183,102	$200,428	$207,688	$206,687	$178,993

Net loss	$(2,117)	$(3,768)	$(3,086)	$(8,994)	$(1,930)	$(7,746)	$(22,555)
Net interest expense	3,444	3,517	3,496	4,521	4,783	4,826	4,293
Depreciation and amortization	12,223	12,331	12,357	13,897	12,527	12,443	12,675
Income taxes	208	(1,079)	(152)	(9,320)	(654)	(2,556)	(953)
Loss (income) from discontinued operations	790	583	(1,929)	(3,606)	1,659	2,941	21,650

EBITDA	14,548	11,584	10,686	(3,502)	16,385	9,908	15,110
Income (loss) from equity affiliates	564	(18)	(1,824)	(613)	(4,457)	(712)	(1,156)
Cash dividends from equity affiliates	—	1,000	1,130	1,126	1,500	8,500	—
Restructuring charges (recovery)	—	—	29	(341)	—	—	—
Non-cash asset impairment charges	815	—	1,500	603	—	—	—
Non-cash loss on obsolete inventory	—	—	—	3,126	—	—	—
Non-cash compensation expense	132	138	151	16	16	13	36
Hedging (gain) loss	235	(24)	115	(1,195)	(204)	259	73
Non-cash accounts receivable write-off	—	—	—	8,184	—	—	—

Adjusted EBITDA	$16,294	$12,680	$11,787	$7,404	$13,240	$17,968	$14,063

Recent Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board, known as the FASB, issued FASB Interpretation No. 46, “Consolidated of Variable Interest Entities.” This interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” addresses consolidation of variable interest entities. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary if the entity does not effectively disperse risks among the parties involved. The provisions of FIN 46 are effective immediately for those variable interest entities created after January 31, 2003. The provisions are effective for the first interim period beginning after June 15, 2003 for those variable interests held prior to February 1, 2003. We do not expect the provisions of FIN 46 to materially affect our consolidated financial position or results of operations.

In November 2004, the FASB issued Statement of Financial Accounting Standards, or SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” SFAS No. 151 clarifies that abnormal inventory costs such as costs of idle facilities, excess freight and handling costs, and wasted materials (spoilage) are required to be recognized as current period charges. The provisions of SFAS No. 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We continue to evaluate the provisions of SFAS No. 151 and do not expect that the adoption will have a material impact on our consolidated financial position or results of operations.

In December 2004, the FASB finalized SFAS No. 123(R) “Shared-Based Payment,” or SFAS No. 123R, which, after the SEC amended the compliance dates on April 15, 2005, is effective as of the beginning of our fiscal year ending June 25, 2006. The new standard requires us to record compensation expense for stock options using a fair value method. On March 29, 2005, the SEC issued Staff Accounting Bulletin No. 107, or SAB No. 107, which provides the Staff’s views regarding interactions between SFAS No. 123R and certain SEC rules and regulations and provides interpretation of the valuation of share-based payments for public companies.

For a discussion of the impact of SFAS No. 123R and SAB No. 107, please see Note 8 to our unaudited condensed consolidated financial statements for the quarter ended March 26, 2006.

In December 2004, the FASB issued SFAS No. 153, “Exchange of Nonmonetary Assets,” which eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 will be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We do not expect that the adoption of SFAS No. 153 will have a material impact on our financial position and results of operations.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations.” This is an interpretation of SFAS No. 143, “Accounting for Asset Retirement Obligations” which applies to all entities and addresses the legal obligations with the retirement of tangible long-lived assets that result from the acquisition, construction, development or normal operation of a long-lived asset. The SFAS requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. Interpretation No. 47 further clarifies what the term “conditional asset retirement obligation” means with respect to recording the asset retirement obligation discussed in SFAS No. 143. The effective date is for fiscal years ending after December 15, 2005. We do not expect that the adoption of this interpretation will have a material impact on our financial position and results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes, and Error Correction—a replacement of APB Opinion No. 20 and FASB No. 3.” SFAS No. 154 requires restatement of prior period financial statements, unless impracticable, for changes in accounting principle. The retroactive application of a change in accounting principle should be limited to the direct effects of the change. Changes in depreciation, amortization or depletion methods should be accounted for as a change in an accounting estimate. Corrections of accounting errors will be accounted for under the guidance contained in APB Opinion 20. The effective date of this new pronouncement is for fiscal years beginning after December 15, 2005 and prospective application is required. We do not expect that the adoption of this statement will have a material impact on our financial position and results of operations.

Quantitative and Qualitative Disclosure About Market Risk

We are exposed to market risks associated with changes in interest rates and currency fluctuation rates, which may adversely affect our financial position, results of operations and cash flows. In addition, we are also exposed to other risks in the operation of our business.

Interest Rate Risk.    We are exposed to interest rate risk through our borrowing activities. The majority of our borrowings are in long-term fixed rate bonds. Therefore, the market rate risk associated with a 100 basis point change in interest rates would not be material to us at the present time.

Currency Exchange Rate Risk.    We conduct our business in various foreign currencies. As a result, we are subject to the transaction exposure that arises from foreign exchange rate movements between the dates that foreign currency transactions are recorded (export sales and purchases commitments) and the dates they are consummated (cash receipts and cash disbursements in foreign currencies). We utilize some natural hedging to mitigate these transaction exposures. We also enter into foreign currency forward contracts for the purchase and sale of European and North American currencies to hedge balance sheet and income statement currency exposures. These contracts are principally entered into for the purchase of inventory and equipment and the sale of our products into export markets. Counter-parties for these instruments are major financial institutions. If the derivative is a hedge, changes in the fair value of derivatives are either offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings. We do not enter into derivative financial instruments for trading purposes nor is it a party to any leveraged financial instruments.

Currency forward contracts are used to hedge exposure for sales in foreign currencies based on specific sales orders with customers or for anticipated sales activity for a future time period. Generally, 60-80% of the sales value of these orders is covered by forward contracts. Maturity dates of the forward contracts are intended to match anticipated receivable collections. We mark the outstanding accounts receivable and forward contracts to market at month end and any realized and unrealized gains or losses are recorded as other income and expense. We also enter into currency forward contracts for committed or anticipated equipment and inventory purchases. Generally 50-75% of the asset cost is covered by forward contracts although 100% of the asset cost may be covered by contracts in certain instances. On February 22, 2005, we entered into a forward exchange contract for 15.0 million Euros related to a contract to sell our European facility in Ireland. We were required by the financial institution to deposit $2.8 million in an interest bearing collateral account to secure our exposure to credit risk on the hedge contract. On July 1, 2005 the sale of our European facility was completed and as a result the foreign exchange contract was closed on July 15, 2005 resulting in a realized currency gain of $1.7 million and the release of the $2.8 million security deposit. Forward contracts are matched with the anticipated date of delivery of the assets and gains and losses are recorded as a component of the asset cost for purchase transactions when we are firmly committed. The latest maturity date for all outstanding purchase and sales of foreign currency contracts is June 2006.

Inflation and Other Risks.    The inflation rate in most countries we conduct business has been low in recent years and the impact on our cost structure has not been significant. We are also exposed to political risk, including changing laws and regulations governing international trade such as quotas and duties and tax laws. The degree of impact and the frequency of these events cannot be predicted.

BUSINESS

Our Company

We are the leading North American producer and processor of multi-filament polyester and nylon yarns, including specialty yarns with enhanced performance characteristics. We manufacture partially oriented, textured, dyed, twisted and beamed polyester yarns as well as textured nylon and nylon covered spandex products. We sell our products to other yarn manufacturers, knitters and weavers that produce fabrics for the apparel, hosiery, home furnishings, automotive, industrial and other end-use markets. We maintain one of the industry’s most comprehensive product offerings and emphasize quality, style and performance in all of our products. Our net sales and adjusted EBITDA were $756.0 million and $48.2 million, respectively, for the twelve months ended March 26, 2006. See footnote 1 to “Summary Historical Financial Data” for the definition of adjusted EBITDA.

The following charts illustrate the percentage of our net sales for fiscal year 2005 based on product type and end-use market:

We work across the supply chain to develop and commercialize specialty yarns that provide performance, comfort, aesthetic and other advantages that enhance demand for our products. We have branded the premium portion of our specialty value-added yarns in order to distinguish our products in the marketplace. We currently have more than 20 premium value-added yarns in our portfolio, which we commercialize under several brand names, including Sorbtek®, A.M.Y.®, Mynx®, Reflexx®, Inhibit®, MicroVista® and Satura®.

A significant number of our customers, particularly in the apparel market, produce finished goods that they seek to make eligible for duty-free treatment in the regions covered by the regional free-trade markets. When U.S.-origin POY is used to produce finished goods in these regional free-trade markets, and other origin criteria are met, then the finished goods are eligible for duty-free treatment. We are the largest of only a few producers of polyester POY in these regional free-trade markets.

We use advanced production processes to manufacture our high-quality yarns cost-effectively. We believe that our flexibility and experience in producing specialty yarns provides us with important development and commercialization advantages. We have state-of-the-art manufacturing operations in North and South America and participate in joint ventures in China, Israel and the United States.

Business Strengths

Leading Market Positions.    We are the leading North American producer and processor of multi-filament polyester and nylon yarns, and we are the leading producer and processor of polyester POY, polyester textured yarn, or polyester “DTY,” nylon DTY, twisted yarn, nylon covered yarn and dyed yarn. We have strong positions in nearly every other market in which we participate. We believe that these markets have stabilized after a period of contraction caused by increased foreign competition. We believe that our position as an industry leader stems from the high quality of our products, our product innovations, the efficiency of our operations and our customer service.

Our market leading position provides us with the following competitive advantages:

•	we are able to realize significant economies of scale that enhance our productivity;

•	we are able to service large customers due to the size and flexibility of our manufacturing facilities, distribution system and marketing staff; and

•	we are an attractive strategic partner for retailers and companies with established brands.

Significant Expertise in Value-Added Product Development and Commercialization.    We are a leader in the development, manufacturing and commercialization of innovative, value-added specialty yarns with enhanced performance characteristics such as moisture management, ultraviolet protection and anti-microbial and odor control properties. In addition, we have developed a line of products that are made from recycled materials in order to appeal to environmentally conscious consumers. Due to our reputation for delivering high-quality innovative products, we have developed strong customer relationships with a number of significant downstream customers, including Wal-Mart, Dick’s Sporting Goods, Russell Athletic, Reebok and the U.S. military. We also have strong relationships with the largest regional fabric producers, enabling us to market to downstream customers in collaboration with those producers. Our expertise in developing and commercializing value-added performance products combined with our strong customer relationships allows us to enhance demand for our products.

Leading Supplier in the Regional Free-Trade Markets.    We are the largest of only a few producers in the regional free-trade markets of polyester POY. When U.S.-origin POY is used to produce finished goods in these regional free-trade markets, and other origin criteria are met, then the finished goods are eligible for duty-free treatment. In fiscal year 2005, approximately 40% of sales from our U.S. polyester operations (approximately 80% of our polyester sales into the apparel market) and approximately 55% of sales from our U.S. nylon operations were to customers who purchase yarn from a signatory country to the NAFTA and CAFTA agreements, or a beneficiary country to the CBI or ATPA programs to receive duty-free treatment for their finished goods. We estimate that the duty-free benefit of processing textiles and apparel under the terms of these regional free-trade agreements and duties preference programs typically represents a wholesale cost advantage on the finished goods containing our yarns of approximately 30%. Our products, when incorporated by regional supply chain partners into finished goods that are eligible for duty-free treatment, are highly competitive in a number of product categories with imports from outside the applicable regions in terms of price and quality.

High-Quality Products and Flexible, Specification-Driven Production.    We believe we are widely recognized by the industry as the leading producer of high-quality specification-driven products. Our operational expertise and state-of-the-art facilities allow us to efficiently produce high-quality yarns and specialty fibers with enhanced performance characteristics customized to fulfill our customers’ specifications. We recently realigned our pricing by product and instituted innovative pricing terms for small lot and made-to-order purchases to better pass on the retooling and inventory costs associated with smaller and unique orders.

Diverse Customer Base in a Variety of End-Markets.    Our yarns and brands are found in a variety of end products, such as apparel, hosiery, home furnishings, automotive and industrial products. We sell polyester yarns to approximately 1,000 customers and nylon yarns to approximately 200 customers in a variety of geographic markets. In fiscal year 2005, and in the nine months ended March 26, 2006, we did not have sales to any single customer in excess of 10% of our consolidated revenues. Our business is not dependent on any particular customer, geographic or end-market, which lessens the impact on us of changes in any one market.

Experienced Management Team.    Our management team has been integral in establishing our reputation for quality and innovation, developing and maintaining strong relationships with our customers, successfully integrating acquisitions and adjusting our operational infrastructure to match market conditions. Our management team has an average of nearly 18 years of experience in the industry.

Business Strategy

Focus on Manufacturing Efficiencies, Cost Reductions and Profitability.    We intend to continue our focus on achieving manufacturing efficiencies, lowering costs and increasing profit margins. We have targeted several initiatives to achieve these goals, including:

•	continuing to leverage our leading market positions;

•	improving our product mix through increased sales of higher margin products, such as branded premium value-added yarns;

•	maximizing utilization rates and matching overhead costs with operating rates in order to produce high-quality products with greater manufacturing efficiencies;

•	adjusting our pricing policies and terms to customer specifications and changing market conditions; and

•	efficiently integrating the facilities of newly acquired businesses.

Through these efforts, we generated adjusted EBITDA less capital expenditures and net interest expense of $19.8 million over the twelve months ended March 26, 2006. As a result of our investment of approximately $1.3 billion in our production facilities since 1992, we do not currently anticipate that we will require any significant additional capital expenditures to replace or expand our production facilities over the next five years.

Grow our Sales of Premium Value-Added Products and Promote our Brands.    We intend to leverage our expertise in product innovation, manufacturing and commercialization to continue to grow our sales of premium value-added yarns, which typically generate higher margins. We have grown our net sales of these value-added products from approximately $5.0 million in fiscal year 2001 to approximately $42.5 million in the twelve months ended March 26, 2006. We have branded these products to better market them to our downstream customers. In addition, we intend to increase demand for our premium value-added products by continuing to work with fabric producers and downstream customers on the development of new or improved products that meet the demands of consumers. As a result, downstream customers such as Wal-Mart, Dick’s Sporting Goods, Russell Athletic, Reebok and the U.S. military, have specified our products for use in their finished products.

Capitalize on Regional Free-Trade Markets.    We are the largest of only a few producers in the regional free-trade markets of polyester POY. When U.S.-origin POY is used to produce finished goods in these regional free-trade markets and other origin criteria are met, then the finished goods are eligible for duty-free treatment. We intend to continue to take advantage of our leading position in these markets to increase our market share with regional and domestic fabric producers who ship their products into the regional free-trade markets for further processing.

Expand Penetration of High-Growth Asian Markets.    We intend to selectively increase our penetration of high-growth Asian markets such as China. China is currently one of the fastest growing consumers of specialty yarns, with a specialty yarn market almost as large as the entire U.S. yarn market. In addition, China currently imports almost 40% of its specialty yarn needs. We have a 50/50 joint venture in China which combines our operational and marketing expertise with the customer base of a well-established, publicly-traded Chinese producer of fiber. This joint venture manufactures, processes and markets polyester filament yarn in China and provides us with an immediately accessible customer base in Asia at lower start-up costs and with fewer execution risks. Our joint venture allows us to pursue long-term, profitable revenue growth in Asia and service global brands and retailers who either produce or source from Asia.

Selectively Pursue Strategic Acquisitions.    We believe that we are well-positioned to capitalize on the consolidation occurring in the North American synthetic yarn market due to our leading market position and our track record of successfully integrating acquisitions. Most of our competitors are smaller, privately-held companies which focus on only one or two of the markets we serve. We believe there are a number of acquisition opportunities in the North American market which can increase our profitability through the elimination of excess capacity and overhead costs. Accordingly, we plan to selectively pursue additional acquisitions that offer us the potential to strengthen our market position, increase our product offerings and/or achieve cost savings. For example, in 2005, we consolidated two of four recently acquired Kinston operating lines, reducing staffing levels from approximately 800 to approximately 260 employees and making the business profitable within twelve months.

Industry Overview

The textile and apparel market consists of natural and synthetic fibers used for apparel and non-apparel applications. The industry is characterized by dependence upon a wide variety of end-markets which primarily include apparel, home textiles, industrial and consumer products, floor coverings, fiber fill and tires. The apparel and hosiery markets account for 25% of total production, the floor covering market accounts for 32%, the industrial and consumer markets account for 20%, the home textiles market accounts for 13% and other end-uses account for 10%.

During 2005, the U.S. textile market was valued at $46.8 billion and it is projected that this market will grow by approximately 5% by the end of 2009. Approximately $30 billion of capital expenditures has been invested in the textile industry over the past ten years. In 2005, the U.S. textile and apparel market employed more than 650,000 workers.

Textiles and apparel goods are made from natural fiber filament, such as cotton and wool, or synthetic fiber filament, such as polyester and nylon. Since 1980, global demand for polyester has grown steadily, and in 2002, polyester replaced cotton as the fiber with the largest percentage of sales worldwide. In 2005, polyester accounted for an estimated 40% of global fiber filament consumption and demand is projected to increase by 6% to 7% annually through 2009. The synthetic fiber sector accounts for approximately 55% of the U.S. textile and apparel market.

The synthetic filament industry includes petrochemical and raw material producers, fiber and yarn manufacturers (like Unifi), fabric and product producers, retailers and consumers. The following chart illustrates the supply chain in the synthetic filament industry:

Among synthetic filament yarn producers, pricing is highly competitive, with innovation, product quality and customer service being essential for differentiating the competitors within the industry. Both product innovation and product quality are particularly important, as product innovation gives customers competitive advantages and product quality provides for improved manufacturing efficiencies.

The North American synthetic yarn market has contracted since 1999, primarily as a result of intense foreign competition in finished goods on the basis of price. In addition, due to consumer preferences, demand for sheer hosiery products has declined in recent years, which negatively impacts nylon manufacturers. Despite this decline, U.S. retailers and other end-users have consistently expressed their need for a balanced procurement strategy with both global and regional production to satisfy their need for readily available production capacity, quick response times, specialized products, product changes based on customer feedback and more customized orders. As a result, the contraction in the U.S. synthetic yarn market has stabilized as regional manufacturers continue to demand U.S. manufactured synthetic yarn. There has also been growing emphasis domestically towards premium value-added yarns as consumers, retailers and manufacturers demand products with enhanced performance characteristics. This emphasis on incorporating specialty synthetic yarn in finished goods has greatly increased domestic demand for value-added synthetic fibers.

The U.S. government has attempted to regulate the growth of certain textile and apparel imports by establishing quotas and duties on imports from countries that historically account for significant shares of U.S. imports. Under the January 1995 Agreement on Textiles and Clothing, the WTO began implementing a phased-in elimination of import quotas and a reduction of duties among its members, which culminated with the elimination of all remaining quotas for all members of WTO on January 1, 2005. After extensive negotiations, the United States and China entered into a bilateral agreement in November 2005, reinstating quotas on a number of categories of Chinese textile and apparel products. These quotas under this agreement will end on December 31, 2008. Nevertheless, duties on imported textile and apparel products, including textile and apparel products from China, remain in effect. We believe that duties are a more effective method than quotas in providing protection for the U.S. textile and apparel industry.

In the Americas region, regional free-trade agreements, such as NAFTA and CAFTA, and U.S. unilateral duties preference programs, such as ATPA and CBI, have a significant impact on the flow of goods among the region and the relative costs of production. The cost advantages offered by these regional free-trade agreements and duties preference programs on finished goods which incorporate U.S.-origin synthetic fiber and the desire for quick inventory turns have enabled regional synthetic yarn producers to effectively compete with imported finished goods from lower wage-based countries. We estimate that the duty-free benefit of processing textiles and apparel goods under the terms of these regional free-trade agreements and duties preference programs typically represents a wholesale cost advantage on the finished goods containing our yarns of approximately 30%. As a result of such cost advantages, it is expected that these regions will continue to grow in their supply of textiles to the United States.

Products

We manufacture polyester POY and synthetic polyester and nylon yarns for a wide range of end-uses. We process and sell both high-volume and specialty yarns, domestically and internationally.

Polyester POY is used to make polyester yarn. Our polyester yarn products include textured, dyed, twisted and beamed yarns. We sell our polyester yarns to other yarn manufacturers, knitters and weavers that produce fabrics for the apparel, automotive and furniture upholstery, home furnishings, industrial, military, medical and other end-use markets. Our nylon products include textured nylon and covered spandex products, which we sell to other yarn manufacturers, knitters and weavers that produce fabrics for the apparel, hosiery, sock and other end-use markets.

In addition to producing high-volume yarns, we develop, manufacture and commercialize specialty yarns that provide performance, comfort, aesthetic and other advantages. For example, we have developed a line of products that are made from recycled materials in order to appeal to environmentally conscious consumers. We have branded the premium portion of our specialty value-added yarns in order to distinguish our products in the marketplace. We currently have more than 20 premium value-added yarn products in our portfolio. Such branded yarn products include:

•	Sorbtek®, a permanent moisture management yarn primarily used in performance base layer applications, compression apparel, athletic bras, sports apparel, socks and other non-apparel related items;

•	A.M.Y.®, a yarn with permanent antimicrobial and odor control;

•	Mynx®UV, an ultraviolet protective yarn;

•	Reflexx®, a family of stretch yarns, that can be found in a wide array of end-use applications from home furnishings to performance wear and from hosiery and socks to workwear and denim;

•	MicroVista®, a family of microfiber yarns;

•	Satura®, a family of solution dyed yarns; and

•	aio™ all-in-one performance yarns, which combine multiple performance properties into a single yarn.

Sales and Marketing

We employed a sales force of approximately 28 persons as of March 26, 2006 operating out of sales offices in the United States, Brazil and Colombia. We rely on independent sales agents for sales in several other countries.

We seek to create strong customer relationships and continually seek ways to build and strengthen those relationships throughout the supply chain. Through frequent communications with customers, partnering with customers in product development and engaging key downstream retailers, we have created significant pull-through sales and brand recognition for our products. For example, based on an analysis of a retailer’s product offerings, we develop proposals for a garment that fits within a brand or retailer’s product line, using our premium value-added products to give the item special qualities, such as moisture wicking capability or anti-microbial properties. Together with our selected supply chain partner, we then make proposals to the retailer, who can modify the proposed product to suit its requirements. If the retailer decides to produce and market the item, we and our supply chain partner will be positioned to provide the necessary fabric. Examples of the success of this strategy include:

•	Sorbtek®, which is used in many well-known apparel brands and retailers, including Wal-Mart, Reebok, the U.S. military, Dick’s Sporting Goods, Duofold, Hind and Icy Hot. Today Sorbtek® can be found in over 2,500 Wal-Mart stores under the Athletic Works brand;

•	A.M.Y.®, which can be found in many apparel brands, including Marmot, Eastern Mountain Sports, the U.S. military, Everlast, Duofold, Jerzees Socks and Russell Athletics; and

•	Reflexx®, which can be found in major brands, including VF Corporation’s Wrangler and Red Kap, Dockers and Majestic Athletic (a maker of uniforms for several major league baseball teams, including the New York Yankees).

Customers

We sell our products to other yarn manufacturers, knitters and weavers that produce fabrics for the apparel, hosiery, sock, automotive upholstery, furniture upholstery, home furnishings, industrial, military, medical and other end-use markets. We sell our polyester yarns to approximately 1,000 customers and our nylon yarns to approximately 200 customers in a variety of geographic markets. In fiscal year 2005 and in the nine months ended March 26, 2006, we did not have sales to any single customer in excess of 10% of our consolidated revenues.

We generally sell our products on an order-by-order basis for both the polyester and nylon segments, even for our premium value-added yarn with enhanced performance characteristics. For substantially all customer orders, including those involving more customized yarns, we manufacture and ship yarn in accordance with firm orders received from customers specifying yarn type and delivery dates. We do not currently provide raw yarn consignment arrangement to any customers.

Customer payment terms are generally consistent for both the polyester and nylon reporting segments and are usually based on prevailing industry practices for the sale of yarn domestically or internationally. In certain cases, payment terms are subject to further negotiation between us and individual customers based on specific circumstances impacting the customer and may include the extension of payment terms or negotiation of situation specific payment plans. We do not believe that any such deviations from normal payment terms are significant to either of our reporting segments or the Company taken as a whole. See “Risk Factors—Risks Related to Our Business—Our business could be negatively impacted by the financial condition of our customers.”

Manufacturing

Polyester POY is made from petroleum-based chemicals such as TPA and MEG. The production of polyester POY consists of two primary processes, polymerisation (performed at our Kinston facility) and spinning (performed at our Yadkinville and Kinston facilities). The polymerisation process is the production of polymer by a chemical reaction involving TPA and MEG, which are combined to form chip. The spinning process involves the extrusion of molten polymer, directly from polymerization or using chip, into polyester POY. The molten polymer is extruded through spinnerettes to form continuous multi-filament raw yarn.

Our polyester and nylon yarns can be sold externally or further processed internally. Additional processing of our polyester products includes texturing, package dyeing, twisting and beaming.

The texturing process, which is common to both polyester and nylon, involves the processing of polyester POY, which is either natural or solution-dyed raw polyester or natural nylon filament fiber. Texturing polyester POY involves the use of high-speed machines to draw, heat and twist the polyester POY to produce yarn having various physical characteristics, depending on its ultimate end-use. This process gives the yarn greater bulk, strength, stretch, consistent dyeability and a softer feel, thereby making it suitable for use in knitting and weaving of fabrics.

Package dyeing allows us to match customer specific color requirements for yarns sold into the automotive, home furnishings and apparel markets. Twisting incorporates real twist into the filament yarns, which can be sold for such uses as sewing thread, home furnishings and apparel. Beaming places both textured and covered yarns on beams to be used by customers in knitting and weaving applications. Warp drawing converts polyester POY into flat yarn, also packaged on beams.

Additional processing of our nylon products mostly includes covering, which involves the wrapping or air entangling of filament or spun yarn around a core yarn. This process enhances a fabric’s ability to stretch, recover its original shape and resist wrinkles.

We work closely with our customers to develop premium value-added yarns that reflect current consumer preferences. We maintain a 26 person research and development staff that evaluates trends and uses the latest technology to create innovative, premium value-added yarns.

Suppliers

The primary raw material suppliers for our polyester segment are Nanya for chip, DAK Americas LLC for TPA and DuPont for MEG. The primary suppliers of nylon POY to our nylon segment are UNF, Universal Premier Fibers, LLC (formerly Cookson Fibers, Inc.) and Sara Lee Nilit Fibers, Ltd. UNF is our 50/50 joint venture with Nilit Ltd., located in Israel. The joint venture produces nylon POY at Nilit’s manufacturing facility in Migdal Ha—Emek, Israel. The nylon POY production is being utilized in our domestic nylon texturing operations. We have entered into long-term supply agreements with each of Nanya, DAK Americas LLC, DuPont and UNF. Our agreement with Nanya will expire in October 2007 and may otherwise be terminated earlier upon six months prior notice. Our agreements with DAK Americas LLC will terminate on or after July 2006 upon two years prior notice. Our agreement with DuPont will terminate on December 31, 2006 and our agreement with UNF will terminate in March 2008. Our supply agreements typically provide for formula-driven pricing. Although we do not generally expect having any significant difficulty in obtaining raw nylon POY or chemical and other raw materials used to manufacture polyester POY, we have in the past and may in the future experience interruptions or limitations in supply which could materially affect us. See “Risk Factors—Risks Related to Our Business—We depend upon limited sources for raw materials, and interruptions in supply could increase our costs of production and cause our operations to suffer.”

Joint Ventures and Other Equity Investments

We participate in joint ventures in China, Israel and the United States. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Joint Ventures and Other Equity Investments” for a more detailed description of our joint ventures.

Competition

The industry in which we currently operate is highly competitive. We process and sell both high-volume commodity products and more specialized yarns both domestically and internationally into many end-use markets, including the apparel, automotive upholstery and home furnishing markets. We compete with a number of other foreign and domestic producers of polyester and nylon yarns as well as with imports of textile and apparel products.

Our major regional competitors in the polyester yarn segment are Nanya, Dillon Yarn Company, Inc., O’Mara, Inc., Spectrum, KOSA and AKRA, S.A. de C.V. Our major regional competitors in the nylon yarn segment are Sapona Manufacturing Company, Inc., McMichael Mills, Inc. and Worldtex, Inc.

We also compete against a number of foreign competitors that not only sell polyester and nylon yarns in the United States but also import foreign sourced fabric and apparel into the United States and other countries in which we do business, which adversely impacts the sale of our polyester and nylon yarns.

Our foreign competitors include yarn manufacturers located in the regional free-trade markets who also benefit from the NAFTA, CAFTA, CBI and ATPA trade agreements which provide for duty-free treatment of most apparel and textiles between the signatory (and qualifying) countries. The cost advantages offered by these trade agreements and the desire for quick inventory turns have enabled commodity yarn producers from these regions to effectively compete. As a result of such cost advantages, we expect that the CAFTA and ATPA regions will continue to grow in their supply to the United States. We are the largest of only a few significant producers of eligible yarn under these trade agreements. As a result, one of our business strategies is to leverage our eligibility status to increase our share of business with regional fabric producers and domestic producers who ship their products into the region for further processing.

On a global basis, we compete not only as a yarn producer but also as part of a supply chain. As one of the many participants in the textile industry supply chain, our business and competitive position are directly impacted by the business and financial condition and competitive position of the several other participants in the supply chain in which we operate.

In the apparel market, a significant source of overseas competition comes from textile and apparel manufacturers that operate in lower labor and lower raw materials cost countries such as China. The primary competitive factors in the textile industry include price, quality, product styling and differentiation, flexibility of production and finishing, delivery time and customer service. The needs of particular customers and the characteristics of particular products determine the relative importance of these various factors. Several of our foreign competitors have significant competitive advantages over us, including lower wages, lower raw materials and energy costs and favorable currency exchange rates against the U.S. dollar, which could make our products less competitive and may cause our sales and profits to decrease. In addition, while traditionally these foreign competitors have focused on commodity production, they are now increasingly focused on premium value-added products where we continue to generate higher margins. In recent years, international imports of fabric and finished goods in the United States have significantly increased, resulting in a significant reduction in our customer base. The primary drivers for that growth are the reduction in equipment costs which have reduced barriers to entry in the market, the currency devaluation of Asian currencies following the Asian financial crisis, the entry of China into the free-trade markets and the staged elimination of all textile and apparel quotas. In May 2005, the U.S. government imposed safeguard quotas on various categories of Chinese-made products, citing “market disruption.” Following extensive negotiations, the United States and China entered into a bilateral agreement in November 2005 resulting in the imposition of annually decreasing quotas on a number of categories of Chinese textile and apparel products until December 31, 2008. We expect competitive pressures to intensify as a result of the gradual elimination of trade protections. See “—Trade Regulation.”

The U.S. automotive upholstery market has been less susceptible to import penetration because of the exacting specifications and quality requirements often imposed on manufacturers of automotive upholstery and the often short time frame for deliveries. Effective customer service and prompt response to customer feedback are logistically more difficult for an importer to provide. Nevertheless, to the extent the U.S. automotive industry itself faces competition from imports, the U.S. automotive upholstery industry is also affected by imports.

The nylon hosiery market has been experiencing a decline in recent years due to changing consumer preferences, but is expected to decline at a much lower rate compared to previous years. We supply the largest domestic ladies hosiery producer, Sara Lee Brand Apparel. The ladies hosiery is also a growing market in China, which we believe will provide us with export opportunities.

General economic conditions, such as raw material prices, interest rates, currency exchange rates and inflation rates that exist in different countries have a significant impact on our competitiveness, as do various country-to-country trade agreements and restrictions.

We believe that the continuing development and marketing of new and improved products, the growing need for quick response, speed to market, quick inventory turns and cost of capital will continue to require a sizable portion of the textile industry to remain based in North America. Our success will continue to be primarily based on our ability to improve the mix of product offerings to more premium value-added products, to implement cost saving strategies and to pass along raw material price increases, which will improve our financial results, and to strategically penetrate growth markets such as China.

See “Risk Factors—Risks Related to Our Business—We face intense competition from a number of domestic and foreign yarn producers and importers of textile and apparel products.”

Backlog and Seasonality

We generally sell our products on an order-by-order basis for both the polyester and nylon reporting segments, even for our premium value-added yarns. Changes in economic indicators and consumer confidence levels can have a significant impact on retail sales. Deviations between expected sales and actual consumer demand result in significant adjustments to desired inventory levels and, in turn, replenishment orders placed with suppliers. This changing demand ultimately works its way through the supply chain and impacts us. As a result, we do not track unfilled orders for purposes of determining backlog but rather to routinely reconfirm or update the status of potential orders. Consequently, backlog is generally not applicable to us. We do not consider our products to be seasonal.

Intellectual Property

We have a limited number of patents and approximately 25 U.S. registered trademarks, 5 trademark applications and several foreign trademark registrations, none of which is material to any of our reporting segments or our business taken as a whole. We license certain of our trademarks, including Dacron® and softec™ from Invista, Inc.

Employees

We employed approximately 3,400 employees as of March 26, 2006, of which approximately 3,350 are full-time and approximately 50 are part-time employees. Approximately 2,520 employees are employed in the polyester segment, approximately 760 employees are employed in the nylon segment and approximately 120 employees are employed in our corporate segment or other division. While employees of our foreign operations are generally unionized, none of our domestic employees are currently covered by collective bargaining agreements. We believe that our relations with our employees are good.

Properties

Following is a summary of the principal properties owned or leased by us as of April 26, 2006:

Location	Description	Size (ft.)	Lease/Own
Corporate Office Headquarters Greensboro, NC	Corporate Office	98,700	Owned

Polyester Business Properties:
Yadkinville, NC	Five plants(1) and three warehouses	2,879,000	Owned
Kinston, NC	Two plants	1,340,000	Owned(2)
Reidsville, NC	Two plants	464,000	Owned
Mayodan, NC	One plant	232,000	Leased (exp. January 1, 2013)(3)
Staunton, VA	One plant and one warehouse(4)	168,000	Owned
Alfenas, Brazil	One plant and one warehouse	277,000	Owned
Bogota, Colombia	One plant	38,000	Leased (exp. October 10, 2007)
Nylon Business Properties:
Madison, NC	One plant	947,000	Owned
Mayodan, NC	Three plants(5)	739,000	Owned
Bogota, Columbia	One Plant	50,000	Owned

Sao Paulo, Brazil	Corporate Office	—	Leased (exp. May 31, 2008)
Fort Payne, AL	One warehouse	40,000	Owned

(1)	One plant is held by UTP.
(2)	We own the building and equipment and lease the warehouse We have a 99-year lease on the land from DuPont. The land will be purchased for $1 at the completion of DuPont’s environmental remediation work on the site. See “—Environmental Matters.”
(3)	Leased from Bank of America (formerly Nationsbanc Leasing & R.E. Corporation) pursuant to sale leaseback agreement dated May 20, 1997. We have an option to purchase the property on July 1, 2006.
(4)	We have entered into a contract to sell approximately 67 acres of this property, including the warehouse. Pursuant to this contract we will enter into a lease for the warehouse. The sale is expected to close mid-May.
(5)	We have entered into a contract to sell the Central Distribution Center located at 802 Ayersville Road, Mayodan, North Carolina on March 13, 2006. The sale is expected to close in the fourth quarter of fiscal year 2006.

Our corporate administrative offices are located at 7201 West Friendly Ave. in Greensboro, North Carolina. Such property consists of a building of approximately 100,000 square feet located on a tract of land of approximately 9 acres. This property was purchased at fair market value from the Unifi, Inc. Retirement Savings Plan which we refer to as the Plan, in August 2002, prior to which, we leased this property from the Plan.

We also lease sales offices in the United States, Brazil and Colombia.

We believe all our properties are well maintained and in good condition. In fiscal year 2005, our manufacturing plants in the United States operated below capacity while our plants in South America operated at or near full capacity. Accordingly, we do not perceive any capacity constraints in the foreseeable future.

We also lease three manufacturing facilities to other manufacturers, one of which is USTF, a joint venture in which we are a 50% owner.

Trade Regulation

Increases in capacity and imports of foreign-made textile and apparel products are a significant source of competition for us. The U.S. government attempts to regulate the growth of certain textile and apparel imports by establishing quotas and duties on imports from countries that historically account for significant shares of U.S. imports. Although imported apparel represents a significant portion of the U.S. apparel market, in recent years, a significant portion of import growth has been attributable to imports of apparel products manufactured outside the United States of (or using) domestic textile components. In addition, imports of certain textile products into the United States have increased in recent years as a result of significant depreciation of the currencies of other textile producing countries, particularly within Asia, against the U.S. dollar, and perhaps as a result of unfair trade practices.

The extent of import protection afforded by the U.S. government to domestic textile producers has been, and is likely to remain, subject to considerable domestic political deliberation and foreign considerations. In January 1995, a multilateral trade organization, the WTO, was formed by the members of the General Agreement on Tariffs and Trade, or GATT, to replace GATT. The WTO has set forth the mechanisms by which world trade in textiles and clothing will be progressively liberalized through the elimination of quotas and the reduction of duties. The implementation began in January 1995 with the phasing-out of quotas and the gradual reduction of duties to take place over a 10-year period. All textile and apparel quotas expired on January 1, 2005. In May 2005, however, the U.S. government imposed safeguard quotas on various categories of Chinese-made products, citing “market disruption.” Following extensive negotiations, the United States and China entered into a bilateral agreement in November 2005 resulting in the imposition of annually increasing quotas on a number of categories of Chinese textile and apparel products that will remain in effect until December 31, 2008.

NAFTA, which is a free trade agreement between the United States, Canada and Mexico that became effective on January 1, 1994, has created the world’s largest free-trade area. The agreement contains safeguards sought by the U.S. textile industry, including certain rules of origin for textile and apparel products that must be met for these products to receive benefits under NAFTA. Under these rules of origin, to receive NAFTA benefits, the textile and apparel products must be produced from yarn or fabric made in the NAFTA region, and all subsequent processing must occur in the NAFTA region. Thus, in general, not only must eligible apparel be made from North American fabric, but the fabric must be woven from North American spun yarn. Based on experience to date, NAFTA has had a favorable impact on our business.

In 2000, the United States passed the United States-Caribbean Basin Trade Partnership Act, which was amended by the Trade Act of 2002, and allows apparel products manufactured in the Caribbean region using yarns or fabrics produced in the United States to be imported into the United States duty and quota free. Also in 2000, the United States passed the African Growth and Opportunity Act (AGOA), which was amended by the Trade Act of 2002, and allows apparel products manufactured in the sub-Saharan African region using yarns or fabrics produced in the United States to be imported to the United States duty and quota free.

On August 2, 2005, the United States passed CAFTA, which is a free trade agreement between seven signatory countries: the United States, the Dominican Republic, Costa Rica, El Salvador, Guatemala, Honduras and Nicaragua. Qualifying textile and apparel products that are produced in any of the seven signatory countries from fabric, yarn or fibers that are also produced in any of the seven signatory countries may be imported into the United States duty-free.

The Andean Trade Promotion and Drug Eradication Act was passed on August 6, 2002 to renew and enhance the ATPA. Under the enhanced ATPA, apparel manufactured in Bolivia, Colombia, Ecuador and Peru using yarns and fabrics produced in the United States, or in these four Andean countries, may be imported into the United States duty and quota free through September 30, 2007, subject to an initial cap of 2% of total U.S. apparel imports in 2002, which will increase by 1% annually to 5% in 2006 and 2007. Also, the United States has recently negotiated free-trade agreements with Colombia and Peru. Under these agreements, like other U.S. free trade agreements, textile and apparel products produced in these countries from U.S.-origin yarn or fibers may be imported duty free and quota free entry into the United States. The U.S. Congress has not yet voted on these agreements. If approved by Congress, these agreements could go into effect in 2007.

The Deficit Reduction Act of 2005, which was signed into law on February 8, 2006, contains statutory changes to the Step 2 cotton program and export credit guarantee programs to comply with parts of a WTO ruling against U.S. cotton subsidies. The legislative changes eliminate the Step 2 program, which provides for payments to U.S. cotton and textile producers. The measure, part of an agriculture budget reconciliation process, does away with the subsidy program as of August 1, 2006. PAL will no longer receive payments under the Step 2 program after August 2006. Measures such as additional quotas for foreign cotton are under discussion to help ease the transition.

Environmental Matters

We are subject to various federal, state and local environmental laws and regulations limiting the use, storage, handling, release, discharge and disposal of a variety of hazardous substances and wastes used in or resulting from our operations and potential remediation obligations thereunder, particularly the Federal Water Pollution Control Act, the Clean Air Act, the Resource Conservation and Recovery Act (including provisions relating to underground storage tanks) and the Comprehensive Environmental Response, Compensation, and Liability Act, commonly referred to as “Superfund” or “CERCLA” and various state counterparts. We have obtained, and are in compliance in all material respects with, all significant permits required to be issued by federal, state or local law in connection with the operation of our business as described herein.

Our operations are also governed by laws and regulations relating to workplace safety and worker health, principally the Occupational Safety and Health Act and regulations thereunder which, among other things, establish exposure standards regarding hazardous materials and noise standards, and regulate the use of hazardous chemicals in the workplace.

We believe that the operation of our production facilities and the disposal of waste materials are substantially in compliance with applicable federal, state and local laws and regulations and that there are no material ongoing or anticipated capital expenditures associated with environmental control facilities necessary to remain in compliance with such provisions. However, the Company is evaluating several options with respect to the upgrade of its industrial boilers at the Kinston site. The estimated investment ranges from $0 to $1.4 million. No determination has been made with respect to which alternative to pursue, if any. We incur normal operating costs associated with the discharge of materials into the environment but we do not believe that these costs are material or inconsistent with other domestic competitors.

The land associated with the Kinston site is leased pursuant to a 99 year Ground Lease with DuPont. Since 1993, DuPont has been investigating and cleaning up the Kinston site under the supervision of the EPA and the North Carolina Department of Environment and Natural Resources pursuant to the Resource Conservation and Recovery Act Corrective Action Program. The Corrective Action Program requires DuPont to identify all potential areas of environmental concern, known as solid waste management units or areas of concern, assess the extent of contamination at the identified areas and clean them up to applicable regulatory standards. Under the terms of the Ground Lease, upon completion by DuPont of required remedial action, ownership of the Kinston site will pass to us. Thereafter, we will have responsibility for future remediation requirements, if any, at the solid waste management units and areas of concern previously addressed by DuPont and at any other areas at the plant. At this time we have no basis to determine if and when we will have any responsibility or obligation with respect to the solid waste management units and areas of concern or the extent of any potential liability for the same. Accordingly, the possibility that we could face material clean-up costs in the future relating to the Kinston facility cannot be eliminated.

Legal Proceedings

There are no pending legal proceedings, other than ordinary routine litigation incidental to our business, to which we are a party or of which any of our property is the subject.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of certain provisions of the instruments evidencing our material indebtedness (other than the Notes) that is expected to be outstanding immediately following the consummation of the refinancing transactions.

Amended Revolving Credit Facility

Concurrently with the closing of the Offering, we expect to amend and restate our old senior secured asset-based revolving credit facility with Bank of America, N.A., or “BoA,” as lender. Our amended revolving credit facility is expected to provide for a revolving credit facility in an amount of $100.0 million (with an option to increase borrowing capacity up to $150.0 million) and have a term of five years.

The terms of our amended revolving credit facility are still being finalized and may therefore differ from those described in this Report. The following is a summary of the expected principal terms of the amended revolving credit facility.

Structure

The amended revolving credit facility is expected to consist of a revolving borrowing base loan of up to $100.0 million, with the option for us to increase borrowing capacity under that facility by an additional $50.0 million under certain circumstances. We currently do not have commitments for the additional $50.0 million borrowings. Availability under the amended revolving credit facility is expected to be based on the sum of:

(a)	90% of eligible accounts receivable due from factors; plus

(b)	85% of eligible domestic and Canadian accounts receivable; plus

(c)	80% of eligible foreign accounts receivable up to a maximum amount of $10.0 million; plus

(d)	the lesser of:

(i)	65% of total eligible inventory; or

(ii)	85% of net orderly liquidation value (as defined) of total eligible inventory.

Availability under the amended revolving credit facility may be further reduced under certain circumstances, including the setting of such reserves as BoA establishes in its reasonable credit judgment. Customary conditions precedent must be satisfied prior to the funding of any loan, including a condition precedent to the funding of the initial loans that we have a minimum availability of at least $35.0 million.

Upon consummation of the Offering and the other refinancing transactions, $93.7 million is expected to be available for borrowing under the borrowing base of this facility (net of approximately $5.5 million to support outstanding letters of credit).

Interest and Fees

Borrowings under the amended revolving credit facility are currently expected to bear interest at rates selected periodically by us of LIBOR plus 1.50% to 2.25% and/or prime plus 0.00% to 0.50%. The interest rate matrix is expected to be based on our excess availability under the amended revolving credit facility. The amended revolving credit facility is also expected to include a 0.25% LIBOR margin pricing reduction if our fixed charge coverage ratio is greater than 1.5 to 1.0.

We are expected to agree to pay certain fees and expenses and to provide certain indemnities, all of which are expected to be customary for such financings. We currently expect the unused line fee under the amended revolving credit facility to range from 0.25% to 0.35%.

Term

The amended revolving credit facility is expected to have an initial term of five years.

Security and Guarantees

The borrowings under the amended revolving credit facility are expected to be collateralized by first-priority liens, subject to permitted liens, on substantially all of our and our subsidiary guarantors’ inventory, accounts receivable, general intangibles (other than uncertificated capital stock of subsidiaries and other persons), investment property (other than capital stock of subsidiaries and other persons), chattel paper, documents, instruments, supporting obligations, letter of credit rights, deposit accounts and other related personal property and all proceeds relating to the above, other than certain excluded assets. The borrowings under the amended revolving credit facility are expected to be collateralized by second-priority liens, subject to permitted liens, on our and our subsidiary guarantors’ assets that are expected to secure the Notes and guarantees on a first-priority basis. Guarantors of the Notes are also expected to act as co-borrowers under the amended revolving credit facility.

Covenants

The amended revolving credit facility is expected to contain affirmative and negative customary covenants for asset based loans that restrict future borrowings and capital spending. Such covenants include, without limitation, restrictions and limitations on (i) sales of assets, consolidation, merger, dissolution and the issuance of our capital stock, each subsidiary guarantor and any domestic subsidiary thereof, (ii) permitted encumbrances on our property, each subsidiary guarantor and any domestic subsidiary thereof, (iii) the incurrence of indebtedness by us, any subsidiary guarantor or any domestic subsidiary thereof, (iv) the making of loans or investments by us, any subsidiary guarantor or any domestic subsidiary thereof, (v) the declaration of dividends and redemptions by us or any subsidiary guarantor and (vi) transactions with affiliates by us or any subsidiary guarantor.

We expect that under the amended revolving credit facility, if borrowing capacity is less than $25.0 million at any time during the quarter, covenants will include a required minimum fixed charge coverage ratio of 1.1 to 1.0. In addition, we expect that maximum capital expenditures will be limited to $30.0 million per fiscal year (subject to pro forma availability greater than $25.0 million) with a 75% one-year unused carry forward. The amended revolving credit facility is also expected to permit us to make distributions, subject to standard criteria, as long as pro forma excess availability is greater than $25.0 million both before and after giving effect to such distributions, subject to certain exceptions. Under the amended revolving credit facility, acquisitions by us are expected to be subject to pro forma covenant compliance. In addition, it is expected that under the amended revolving credit facility receivables will be subject to cash dominion if excess availability is below $25.0 million.

Events of Default

The amended revolving credit facility is expected to contain events of default customary for such financings, including, but not limited to nonpayment of principal, interest, fees or other amounts when due; violation of covenants; failure of any representation or warranty to be true in all material respects when made or deemed made; cross default; change in control; bankruptcy events; material judgments; assignments made for the benefit of creditors; and actual asserted invalidity of the loan documents. Such events of default may allow for certain grace periods and materiality concepts.

Letter of Credit Facility

We expect that the amended revolving credit facility will include a letters of credit facility arranged through, or back stopped by, BoA, of up to an aggregate amount at any time outstanding of $20.0 million. Certain reserves against the revolving loan availability are expected to be required in connection with the letters of credit.

Old Revolving Credit Facility

The old revolving credit facility consists of a revolving borrowing base loan of up to $100.0 million and is secured by substantially all U.S. assets excluding manufacturing facilities and manufacturing equipment. The old revolving credit facility has an initial term of five years and terminates on December 7, 2006. Borrowings under the old revolving credit facility bear interest at rates selected periodically by us of LIBOR plus 1.75% to 3.00% and/or prime plus 0.25% to 1.50% based on our leverage ratio of funded debt to EBITDA. If borrowing capacity is below $25.0 million at any time during the quarter, certain covenants such as a required minimum fixed charge coverage ratio of 1.1 to 1.0 and a required maximum leverage ratio of not greater than 5.0 to 1.0 apply. At March 26, 2006, we had availability in excess of $25.0 million, so the covenants of the old revolving credit facility did not apply.

2008 Notes

We currently have $250.0 million in aggregate principal amount of 6 1/2% senior unsecured notes due 2008 outstanding. The 2008 notes mature on February 1, 2008 and bear interest at the rate of 6 1/2%.

On April 28, 2006, we commenced a tender offer for all outstanding 2008 notes. Simultaneously with the tender offer we are conducting a consent solicitation from the holders of the 2008 notes to remove substantially all of the restrictive covenants and certain events of default under the indenture governing the 2008 notes and modify the procedures and restrictions related to defeasance of the 2008 notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

2008 notes that are not tendered and purchased in the tender offer will remain outstanding in accordance with their terms, as amended by the consent solicitation.

Indebtedness of Unifi do Brasil

Our subsidiary, Unifi do Brasil, receives loans from the government of the State of Minas Gerais to finance 70% of the value added taxes due by Unifi do Brasil to the State of Minas Gerais. These loans were granted as part of a 24 month tax incentive to build a manufacturing facility in the State of Minas Gerais. The loans have a 2.5% origination fee and bear an effective interest rate equal to 50% of the Brazilian inflation rate, which currently is significantly lower than the Brazilian prime interest rate. The loans are collateralized by a performance bond letter issued by a Brazilian bank, which secures the performance by Unifi do Brasil of its obligations under the loans. In return for this performance bond letter, Unifi do Brasil makes certain cash deposits with the Brazilian bank. The deposits made by Unifi do Brasil earn interest at a rate equal to approximately 100% of the Brazilian prime interest rate. These tax incentives will end in September 2008.